UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )
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ROYALTY PHARMA PLC
(Name of Registrant as Specified In Its Charter)

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April 29, 2021
Dear Fellow Shareholders:
You are cordially invited to attend the first Annual General Meeting of Shareholders of Royalty Pharma plc (the “Annual Meeting”), which will be held at 9 a.m. (U.S. Eastern Daylight Time) on Thursday, June 24, 2021. In light of guidance from the U.S. Centers for Disease Control and Prevention, we encourage shareholders to participate virtually.
The accompanying Notice of Annual General Meeting and Proxy Statement describe the matters to be voted on at the Annual Meeting. We are making our proxy materials available electronically as the primary means of furnishing proxy materials to shareholders.
YOUR VOTE IS IMPORTANT. We encourage you to read the proxy materials and vote your shares as soon as possible. Shareholders may vote via the internet, by telephone or by completing and returning a proxy card.
We want to thank you for your voting support, welcome your input and thank you for your investment in Royalty Pharma.
Sincerely,

Pablo Legorreta
Chairman of the Board of Directors and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ROYALTY PHARMA PLC
Registered Company No. 12446913
Registered Office: The Pavilions, Bridgwater Road, Bristol BS13 8AE, United Kingdom
Date:	Thursday, June 24, 2021

Time:	9:00 a.m., U.S. Eastern Daylight Time

Place:	Offices of Davis Polk & Wardwell LLP at 450 Lexington Avenue, New York, New York. Shareholders may also attend online at www.virtualshareholdermeeting.com/RPRX2021.

Record Date:	Please refer to paragraph “Procedural Matters” in the section “General Information” of the Proxy Statement.

Meeting Agenda:	1.	Election of each of the ten director nominees listed in the accompanying Proxy Statement by separate ordinary resolutions.

	2.	Approve on a non-binding advisory basis the compensation of our named executive officers.

	3.	Approve on a non-binding advisory basis the frequency of future non-binding advisory votes on the compensation of our named executive officers.

	4.	Ratify on a non-binding advisory basis the appointment of Ernst & Young Chartered Accountants (“Ernst & Young”), as our independent registered public accounting firm.

	5.	Approve receipt of our U.K. Annual Report and Accounts for the fiscal year ended December 31, 2020.

	6.	Approve our U.K. directors’ remuneration policy, included in the directors’ remuneration report contained in the U.K. Annual Report and Accounts (the “U.K. Directors’ Remuneration Policy”).

7.
Approve on a non-binding advisory basis our U.K. directors’ remuneration report (excluding the U.K. Directors’ Remuneration Policy) in the U.K. Annual Report and Accounts (the “U.K. Directors’ Remuneration Report”).

8.
Re-appoint Ernst & Young as our U.K. statutory auditor under the U.K. Companies Act 2006 (the “U.K. Companies Act”), to hold office until the conclusion of the next general meeting of shareholders at which the U.K. annual report and accounts are presented to shareholders.

	9.	Authorize the board of directors to determine the remuneration of our U.K. statutory auditor.
Each of the above resolutions will be proposed as an ordinary resolution (meaning that each such resolution will be approved if a simple majority of votes cast, whether in person or by proxy, for or against a resolution are cast in favor of the resolution), save for resolution 3, which is indicative only.
Each Class A ordinary share and each Class B ordinary share that you own represents one vote. A list of shareholders will be available commencing June 14, 2021 at the Company’s principal executive offices during normal business hours. In the event there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies.
A shareholder of record is entitled to appoint more than one proxy in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to different shares). Such proxy need not be a shareholder of record of Royalty Pharma plc but must attend the Annual Meeting and vote as instructed by or on behalf of the shareholder of record for such vote to be counted. The proxy may exercise all or any of a shareholder’s right to attend the meeting, ask questions and vote at the Annual Meeting.
This Notice of Annual General Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about April 29, 2021 at www.proxyvote.com.
During the Annual Meeting, our board of directors (or the chair of the Annual Meeting) will present to our shareholders our U.K. statutory accounts together with our U.K. statutory reports, including the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2020 (our “U.K. Annual Report and Accounts”).
The proxy materials include this notice, the Proxy Statement, our Annual Report on Form 10-K, U.K. Annual Report and Accounts and the enclosed proxy card. The Proxy Statement provides information about the agenda and related matters for the Annual Meeting. It also describes how our board of directors operates, includes information about its director candidates, and includes information about the other items of business to be conducted at the Annual Meeting.
In light of the ongoing COVID-19 pandemic, the Annual Meeting will be a “hybrid” meeting meaning that shareholders may attend the meeting either in person or online through a live webcast with a question and answer component. If you attend in person, you will be asked to present valid picture identification before being admitted along with proof of share ownership (or a proxy from the record holder). Cameras, recording devices and other electronic devices will not be permitted. The virtual meeting may not be recorded.
Although the “hybrid” meeting comprises an in person element, due to the public health impact of the COVID-19 pandemic, and to support the health and well-being of our shareholders, employees and communities, attendees will be expected to comply with important health and safety protocols as recommended by the U.S. Centers for Disease Control and Prevention, including: wearing an appropriate face covering at all times while on the meeting premises, hand washing and/or applying hand sanitizer upon arrival and practicing social distancing by maintaining at least a six-feet distance from other attendees.
You should not attend if you feel unwell or if you have been exposed to COVID-19. Any person in attendance who exhibits cold or flu-like symptoms or who has been exposed to COVID-19 may be asked to leave the premises for the protection of the other attendees. We reserve the right to take any additional precautionary measures deemed appropriate in relation to the meeting and access to meeting premises, and may ask attendees to leave the meeting if they are not following our procedures.
If it is determined that a change in the date, time or location of the Annual Meeting is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the U.S. Securities and Exchange Commission, and on the Investors section of our website. Please check this website in advance of the meeting date if you are planning to attend in person.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through the internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.
By Order of the Board of Directors,

George Lloyd
Executive Vice President, Investments & General Counsel

How to Vote
By Internet:	By Telephone:	By Mail:

You can vote your shares online at www.proxyvote.com	In the U.S. or Canada, you can vote your shares by calling +1-800-690-6903.	Follow the instructions in your proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2021

The Notice of Annual General Meeting of Shareholders, Proxy Statement, Annual Report on Form 10-K and U.K. Annual Report and Accounts are available at www.proxyvote.com.

Page
Proxy Summary	6
Proposal 1 – Election of Directors	11
Corporate Governance	15
Corporate Social Responsibility	22
Director Compensation	23
Executive Officers	25
Security Ownership of Certain Beneficial Owners	26
Delinquent Section 16(a) Reports	28
Certain Relationships and Related Party Transactions	30
Proposal 2 – Vote on a Non-Binding Advisory Basis on the Compensation of our Named Executive Officers	36
Proposal 3 – Vote on a Non-Binding Advisory Basis on the Compensation of our Named Executive Officers	37
Compensation Discussion and Analysis	38
Independent Director Equity Incentive Plan	42
CEO Pay Ratio	45
Report of the Audit Committee	46
Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm	47
Proposal 5 – Vote to Receive U.K. Annual Report and Accounts	49
Proposal 6 – Vote to Approve U.K. Directors’ Remuneration Policy	50
Proposal 7 – Vote on a Non-Binding Advisory Basis to Approve the U.K. Directors’ Remuneration Report (excluding the U.K. Directors’ Remuneration Policy)	51
Proposal 8 – Vote to Approve Re-Appointment of the U.K. Statutory Auditor	52
Proposal 9 – Vote to Authorize the Board of Directors to Determine the Remuneration of the U.K. Statutory Auditor	53
General Information	54
Additional Information	58
In the Notice of Annual General Meeting and this Proxy Statement, references to “Royalty Pharma,” the “Company,” “we,” “us,” or “our” and similar expressions refer to Royalty Pharma plc and its subsidiaries and “Annual Meeting” refers to the annual general meeting of the shareholders of Royalty Pharma plc, unless the context of a particular reference requires otherwise. References to “shares” refer collectively to Class A ordinary shares and Class B ordinary shares of Royalty Pharma plc. The “Manager” refers to RP Management, LLC, a Delaware limited liability company, our external advisor which provides us with all advisory and day-to-day management services. Royalty Pharma plc is externally managed and does not employ its own personnel, but instead depends upon the Manager and its executive officers and employees for virtually all of the services it requires. In this Proxy Statement, references to an “employee” or “employees” and such similar expressions refer to such person’s or persons’ role at the Manager, unless the context of a particular reference requires otherwise.

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not include all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Who We Are
We are the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry. Since our founding in 1996, we have been pioneers in the royalty market, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. We have assembled a portfolio of royalties which entitles us to payments based directly on the top-line sales of many of the industry’s leading therapies, including Imbruvica, Januvia, Kalydeco, Trikafta, Truvada, Tysabri and Xtandi. We fund innovation in the biopharmaceutical industry both directly and indirectly—directly when we partner with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when we acquire existing royalties from the original innovators. We believe that our significant scale, flexible business model and extensive expertise uniquely position us to take advantage of the increasing innovation in the biopharmaceutical industry. We seek to create favorable outcomes for all parties and play an important role in providing capital to the biopharmaceutical ecosystem that supports innovation and positively impacts human health.
Our Structure
We were incorporated under the laws of England and Wales on February 6, 2020. We completed an initial public offering (“IPO”) of our Class A ordinary shares and began trading on the Nasdaq Global Select Market (“Nasdaq”) on June 16, 2020 under the symbol “RPRX.” Our IPO was conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they decide to undertake an IPO.
In connection with our IPO, we consummated an exchange offer on February 11, 2020. Through the exchange offer, investors representing 82% of the economic interest in the various partnerships (the “Legacy Investors Partnerships”) owned by Royalty Pharma Investments, an Irish Unit Trust (“Old RPI”), exchanged their limited partnership interests in the Legacy Investors Partnerships for limited partnership interests in RPI US Partners 2019, LP, a Delaware limited partnership (the “Continuing US Investors Partnership”), and RPI International Holdings 2019, LP, a Cayman Islands exempted limited partnership (the “Continuing International Investors Partnership” and, together with the Continuing US Investors Partnership, the “Continuing Investors Partnerships”). The exchange offer transaction together with (i) the concurrent incurrence of indebtedness under a new credit facility and (ii) the issuance of additional interests in Continuing Investors Partnerships to satisfy performance payments payable in respect of assets acquired prior to the date of the IPO are referred to as the “Exchange Offer Transactions.”
Our principal asset is our 100% ownership of all of the Class A ordinary shares of Royalty Pharma Holdings Ltd (“RP Holdings”). RP Holdings is the sole owner of Royalty Pharma Investments 2019 ICAV (“RPI”), which is an Irish collective asset management entity. In connection with the IPO, we, RP Holdings and RPI entered into management agreements with the Manager (collectively, the “Management Agreement”).
We have no personnel of our own. Historically, our business has been managed by the Manager and will continue to be managed by the Manager pursuant to the Management Agreement. Under the Management Agreement, the Manager manages the existing assets of our business and sources and evaluates new royalty acquisitions. Our advisory team for purposes of the Management Agreement currently consists of a team of experienced management personnel, as detailed in “Executive Officers.”
We have two classes of voting shares: Class A ordinary shares and Class B ordinary shares, each of which has one vote per share. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders, except as otherwise required by applicable law.

Director Nominees
The following table provides summary information about each director and each director nominee, all of whom are currently members of the board of directors and have been directors since 2020, as well as the current and expected composition of each Board committee following the Annual Meeting, assuming each director is re-elected.
	AGE(1)	POSITION HELD WITH US	CURRENT OCCUPATION	INDEPENDENT	A	MDCC	NCG
Pablo Legorreta	57	Chairman and CEO	Chairman and CEO, Royalty Pharma plc
Henry Fernandez	62	Lead Independent Director	Chairman and CEO, MSCI Inc.	X	M
Bonnie Bassler	58	Director	Chair, Department of Molecular Biology at Princeton University	X		M
Errol De Souza	67	Director	Executive Chairman, Bionomics Ltd.	X	M		C
Catherine Engelbert	56	Director	Commissioner, Women’s National Basketball Association (WNBA)	X	M
William Ford	59	Director	CEO, General Atlantic	X		C	M
M. Germano Giuliani	49	Director	Entrepreneur, Former Chairman and CEO, CFO, Giuliani SpA
Ted Love	62	Director	President and CEO, Global Blood Therapeutics, Inc.	X			M
Gregory Norden	63	Director	Former CFO, Wyeth	X	C	M	M
Rory Riggs	67	Director	CEO, Syntax & Locus Analytics
(1)	As of March 15, 2021
A	Audit Committee	C	Chairperson
MDCC	Management Development and Compensation Committee	M	Member
NCG	Nominating and Corporate Governance Committee

Our Strategy
When we first went public in June 2020, we laid out a strategy that has remained consistent:
•	Continue to acquire royalties on approved products which provide dependable cash flows;
•	Acquire royalties on attractive development-stage product candidates in the late-stages of clinical development;
•	Further expand our market opportunity by acquiring royalties in connection with M&A transactions;
•	Continue to grow our network of partners, particularly outside the United States; and
•	Maintain our strong and cohesive company culture as we grow.

Our Points of Differentiation
We have established a number of significant points of differentiation that will enable us to further advance our leadership position and our status as a partner of choice to the biopharmaceutical ecosystem:
•	We are the leader in acquiring biopharmaceutical royalties;
•	We have deep access to attractively priced investment grade debt that provides a significant cost of capital advantage;
•	We have a highly flexible business model that provides multiple avenues to sustain the growth of our royalty receipts;
•	We seek to provide a “win-win” solution for our partners; and
•	We have highly differentiated transaction capabilities.
Corporate Social Responsibility Highlights
Our responsibility to stakeholders is based around three key areas:
•	Integrity (maintaining the highest ethical standards);
•	Culture (promoting an inclusive and diverse workforce); and
•	Taking responsibility (being a responsible citizen).
To foster these values, we have committed to promote an inclusive culture, including through our commitment to numerous social impact initiatives, employee development and comprehensive benefits. See “Corporate Social Responsibility” for more detail on our culture and these commitments and initiatives.
Governance and Board Highlights
We are committed to good corporate governance, which strengthens the accountability of our board of directors and promotes the long-term interests of our shareholders. The list below highlights our independent board and leadership practices, as discussed further in this Proxy Statement.
Independent Board and Leadership Practices
•	Majority of directors are independent (7 out of 10 current directors);
•	Board leadership structure with a Lead Independent Director with well-defined rights and responsibilities, separate from the Chairman of the board of directors;
•	All committees of the board of directors are composed of independent directors;
•	Board of directors is focused on enhancing diversity and refreshment;
•	Comprehensive risk oversight practices, including cybersecurity, data privacy, legal and regulatory matters, and other critical evolving areas;
•	Independent directors conduct regular executive sessions;
•	Directors maintain open communication and strong working relationships among themselves and have regular access to management;
•
Board of directors has a policy to approve related person transactions for any direct or indirect involvement of an executive officer or a director, or any of their family members, in our business activities;

•	Insider Trading Policy to prohibit hedging and speculative trading of our securities; and
•	Annual election of directors to promote accountability.

Shareholder Engagement
We have sought to actively engage with our shareholders on many levels. Our Chief Executive Officer and other members of our management team interacted frequently with shareholders both in one-on-one meetings and at investor conferences. These interactions were aimed at providing insight and transparency into our financial results, operations and long-term strategy, while being attentive and receptive to investor feedback. Shareholders appreciated our transparency and the willingness by our management to engage with, and listen to, them.
Voting Matters
MANAGEMENT PROPOSALS		BOARD VOTE RECOMMENDATION	PAGE REFERENCE
Proposal 1	Election of Directors	For Each Nominee	11
Proposal 2	Vote on a Non-Binding Advisory Basis on the Compensation of Our Named Executive Officers	For	36
Proposal 3	Vote on the Frequency of Future Non-Binding Advisory Votes on the Compensation of Our Named Executive Officers	Every Year	37
Proposal 4	Ratification of Appointment of Independent Registered Public Accounting Firm	For	47
Proposal 5	Vote to Receive U.K. Annual Report and Accounts	For	49
Proposal 6	Vote to Approve U.K. Directors’ Remuneration Policy	For	50
Proposal 7	Vote on a Non-Binding Advisory Basis to Approve the U.K. Directors’ Remuneration Report (excluding the U.K. Directors’ Remuneration Policy)	For	51
Proposal 8	Vote to Approve the Re-Appointment of the U.K. Statutory Auditor	For	52
Proposal 9	Vote to Authorize the Board of Directors to Determine the Remuneration of the U.K. Statutory Auditor	For	53
Resolutions in proposals 1-9 will be proposed during the Annual Meeting as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.
Further details of the proposals are set out in the Proxy Statement under the relevant descriptions of the proposals.
With respect to the non-binding advisory votes in proposals 2, 3, 4 and 7, the result of the vote for each proposal will not require our board of directors to take any action. Our board of directors values the opinions of our shareholders as expressed through advisory votes and other communications. Our board of directors will carefully consider the outcome of the advisory vote on each proposal.
Proposal 1. Each of the proposed directors will be elected if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the proposed election. This means that each of the director nominees must receive the simple majority of votes cast (whether in person or by proxy) for that director nominee to be elected to our Board. You may vote “FOR,” “AGAINST” or “ABSTAIN” for each director nominee. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. This proposal is considered a non-routine matter, so if you are a street name shareholder, your broker, bank, or other nominee is not permitted to vote your shares on this proposal without your instruction (a “Broker Non-Vote”). Broker Non-Votes are not treated as entitled to cast a vote and, therefore, will have no impact on the proposal.
Proposals 2, 6 and 7. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote

“FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker Non-Votes are not treated as entitled to cast a vote and, therefore, will have no impact on the proposals.
Proposal 3. The option receiving the greatest number of votes will be considered the frequency recommended by our shareholders. You may vote for future non-binding advisory votes on the compensation of our named executive officers to be conducted every “1 Year,” “2 Years,” or “3 Years.” You may also “ABSTAIN” from voting, in which case your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal.
Proposals 4, 5, 8 and 9. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. These proposals are considered “routine” matters, so if you are a street name shareholder, your broker, bank, or other nominee has the discretion to vote your shares on each of these proposals even if your broker does not receive voting instructions from you.
Certain proposals on which shareholders are being asked to vote are customary, or required for public limited companies incorporated in England and Wales to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions. Specifically, proposals 5 through 9 are customary proposals, and may be mandated by English law.

ROYALTY PHARMA PLC
Registered Office:
The Pavilions, Bridgwater Road
Bristol BS13 8AE, United Kingdom
PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 24, 2021
PROPOSAL 1 - ELECTION OF DIRECTORS
Royalty Pharma’s board of directors is presently comprised of ten members. Seven of those members are independent.
The nominees for election as directors are Pablo Legorreta, Henry Fernandez, Bonnie Bassler, Errol De Souza, Catherine Engelbert, William Ford, M. Germano Giuliani, Ted Love, Gregory Norden and Rory Riggs. Each of these nominees have been nominated by the nominating and corporate governance committee in accordance with our Articles of Association. Each nominee is currently a director, has consented to be named a nominee in this Proxy Statement, and has indicated a willingness to serve if elected.
The term of our director nominees will expire at the 2022 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected or until the earlier of his or her death, resignation, retirement or removal.
Unless authority to vote for a particular nominee is exercised differently, the shares represented by the enclosed proxy will be voted “FOR” the election of each director nominee.
The names and certain information about the director nominees, including their ages, specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that the director should be nominated to serve on our board of directors in light of our business, are set forth below. There are no family relationships among any of our directors.
	Pablo Legorreta	Henry Fernandez	Bonnie Bassler	Errol De Souza	Catherine Engelbert	William Ford	M. Germano Giuliani	Ted Love	Gregory Norden	Rory Riggs
Age / Gender(1)
Age(1)	57	62	58	67	56	59	49	62	63	67
Gender	M	M	F	M	F	M	M	M	M	M
Race / Ethnicity / Nationality(2)
African American								•
Asian / South Asian				•
Hispanic / Latino	•	•
White			•		•	•	•		•	•
Born outside the U.S.	•	•		•			•
(1)	As of March 15, 2021.
(2)	Diversity characteristics based on information self-identified by each director to the Company.
Pablo Legorreta
Pablo Legorreta has been our Chief Executive Officer and chairman since inception. Previously, Mr. Legorreta was an investment banker at Lazard Frères in Paris and New York. Mr. Legorreta is also a co-founder of Pharmakon Advisors, a leading provider of debt capital to the biopharmaceutical industry. Mr. Legorreta serves on several boards including the New York Academy of Sciences, Rockefeller University, Brown University, the Hospital for Special Surgery, Pasteur Foundation (the U.S. affiliate of the French Institute Pasteur), Open Medical Institute, Park Avenue Armory, Epizyme, Inc., ITB-Med Pharmaceuticals, Nefro Health and ProKidney, LLC. Mr. Legorreta was the founder and is currently Honorary Chairman of Alianza Médica para la Salud, a non-profit dedicated to enhancing the quality of health care in Latin America by providing doctors and healthcare providers with continued education opportunities. Since its foundation in 2010, AMSA has provided over 500 scholarships to Mexican and Latin American doctors and healthcare providers to study abroad. Mr. Legorreta received a degree in industrial engineering from Universidad Iberoamericana in Mexico City. Mr. Legorreta was selected to serve on our board of directors because his extensive experience in the biopharmaceutical industry provides valuable industry knowledge, expertise and insight.
Henry Fernandez
Henry Fernandez has been a member of our board of directors since July 2020. Mr. Fernandez has served as a director and Chairman of the Board of MSCI Inc. (“MSCI”) since 2007 and as MSCI’s CEO since 1998. He served as MSCI’s President from 1998 to 2017. Before leading MSCI’s transition to becoming a fully independent, public company in 2007, Mr. Fernandez was a Managing Director at Morgan Stanley, where he worked in emerging markets product strategy, equity derivative sales and trading, mergers and acquisitions, worldwide corporate finance and mortgage finance for U.S. financial institutions. Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and from 1994 to 2007. Mr. Fernandez serves on the boards of directors/trustees at Stanford University, King Abdullah University of Science and Technology, the Hoover Institution, the Memorial Sloan-Kettering Cancer Center, the Foreign Policy Association, and Catholic Charities of the Archdiocese of New York. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University. Mr. Fernandez was selected to serve on our board of directors because of his extensive finance, board and leadership experience.
Bonnie Bassler, Ph.D.
Bonnie Bassler, Ph.D. has been a member of our board of directors since June 2020. Dr. Bassler currently serves in several roles at Princeton University, including, Chair of the Department of Molecular Biology since 2013, associated faculty member of the Department of Chemistry since 2010, Investigator at the Howard Hughes Medical Institute since 2005, Professor in the Department of Molecular Biology since 1994, and associate faculty member of the Princeton Environmental Institute since 1996. Previously, Dr. Bassler served as the Director of the Council on Science and Technology at Princeton University from July 2008 to June 2013. Dr. Bassler has served as a board member of Kaleido Biosciences, Inc. since 2018, as a board member of Regeneron Pharmaceuticals, Inc. since 2016, as a board member of Cidara Therapeutics, Inc. since 2021 and as a Trustee of the Alfred P. Sloan Foundation since 2014, and previously served as a board member of Sanofi from November 2014 to September 2016. Dr. Bassler served as a board member of the American Association for the Advancement of Science from January 2012 to December 2016. She was a member of the National Science Board from January 2010 until May 2016. Dr. Bassler has been elected to the National Academy of Sciences, the National Academy of Medicine, and the Royal Society, among other honorific organizations. She received a B.S. in biochemistry from the University of California-Davis and a Ph.D. in biochemistry from the John Hopkins University. Dr. Bassler was selected to serve on our board of directors because of her experience, qualifications, attributes and skills, including her extensive experience in scientific research roles at elite universities.
Errol De Souza
Errol De Souza has been a member of our board of directors since June 2020 and was a member of the Investment Committee of Royalty Pharma from 2008 to June 2020. Dr. De Souza is the Executive Chairman of Bionomics Ltd. and has served in this role since 2018. Previously, Dr. De Souza held various management positions at companies including President, CEO & Director at Biodel from 2010-2016, Founder, Executive Vice President of R&D and Director at Neurocrine Biosciences from 1992-1998, President, CEO & Director at Synaptic Pharmaceutical Corp from 2002-2003, and Senior Vice President & Head of US R&D at Hoechst Marion Roussel and Aventis Pharmaceuticals (now Sanofi) from 1998-2002. Dr. De Souza has served on the board of directors of Catalyst Biosciences since 2015 and Cyclerion Therapeutics since 2021. Dr. De Souza has a B.A. in physiology from the University of Toronto and a Ph.D. in neuroendocrinology from the University of Toronto and was a postdoctoral fellow in neuroscience at The Johns Hopkins University School of Medicine. Dr. De Souza was selected to serve on our board of directors because of his deep expertise in the life sciences field and his extensive management and board experience.

Catherine Engelbert
Catherine Engelbert has been a member of our board of directors since June 2020. Ms. Engelbert was with Deloitte from 1986 through 2019, and held various senior positions, including as a partner serving the pharmaceutical and life sciences practice for over two decades, and then as CEO from 2014 to 2019. In July 2019, Ms. Engelbert became the first Commissioner of the Women’s National Basketball Association (WNBA). Ms. Engelbert currently serves on the board of McDonald’s Corporation and previously served on the board of Deloitte and as the first woman chair of the Center for Audit Quality Governing Board. Ms. Engelbert also served as the first woman chair of the Catalyst Board, a global non-profit organization that promotes inclusive workplaces for women. She was a founding member of the CEO Action for Diversity and Inclusion, is a Vice Chair of the Partnership for New York City and previously served as a member of the Business Roundtable, where she sat on the Education & Workforce and Immigration committees. Ms. Engelbert was selected to serve on our board of directors because her of robust financial expertise and leadership experience.
William Ford
William Ford has been a member of our board of directors since June 2020 and was a member of the Investment Committee of Royalty Pharma from February to June 2020. Mr. Ford is the Chief Executive Officer of General Atlantic, a position he has held since 2007 and where he has worked since 1991. Mr. Ford also serves on the board of BlackRock Inc. and IHS Markit. Mr. Ford has served on boards, including Tory Burch, First Republic Bank, NYSE Euronext, E*TRADE, Priceline and NYMEX. Mr. Ford serves on the board of Bytedance (Toutiao), Rockefeller University as Chairman, on the Amherst College Endowment Investment Committee, on the board of Tsinghua University’s School of Economics and Management as an advisory member, on the board of overseers and managers for Memorial Sloan Kettering Cancer Center, on the board of the National Committee on United States-China Relations, on the board of directors of Endeavor, on the board of directors of the Emerging Market Private Equity Association, on the steering committee for the CEO Action for Diversity and Inclusion initiative, as the co-chair of the Partnership for New York City, on the New York State Life Sciences Advisory Board, and on the advisory board of the United Nations Economic Commission for Africa’s Initiative on Digital Identification for Africa. Mr. Ford holds a BA in Economics from Amherst College and an MBA from the Stanford Graduate School of Business. Mr. Ford was selected to serve on our board of directors because of his extensive management and board experience.
M. Germano Giuliani
M. Germano Giuliani has been a member of our board of directors since June 2020 and was a member of the Investment Committee of Royalty Pharma from 2000 to June 2020. Since 2015, Mr. Giuliani has been an entrepreneur. Previously, he served as the chief financial officer, chairman and chief executive officer of Giuliani SpA. Mr. Giuliani has served on several boards including Giuliani SpA, Recordati SpA Nogra Group SA, HBM Healthcare Investment AG, Fair Med Healthcare AG, Jukka LLC USA, NGR (MONACO) SAM, SAM L’Anse du Portier, SCA Anse du Portier, NGR Luxembourg SA, GISEV Group Lux SA, Mosaix Ventures LLP USA and ElevateBio LLC. Mr. Giuliani has a degree in economics and commerce from the Catholic University of the Sacred Heart in Milan, Italy. Mr. Giuliani was selected to serve on our board of directors because of his extensive board and management experience.
Ted Love
Ted Love has been a member of our board of directors since July 2020. Dr. Love serves as president and chief executive officer of Global Blood Therapeutics, Inc. Before that, he served as executive vice president, research and development and technical operations, at Onyx Pharmaceuticals, Inc. Prior to Onyx, Dr. Love served as president, chief executive officer and chairman of Nuvelo, Inc. Prior to that, he served as senior vice president, development, at Theravance, Inc. Earlier in his career, Dr. Love held a number of senior management positions in medical affairs and product development at Genentech, where he served as chairman of Genentech’s Product Development Committee. Dr. Love served as a consultant in medicine in the Department of Cardiology at the Massachusetts General Hospital. He currently serves on the boards of directors of Seattle Genetics, Inc. and the Biotechnology Innovation Organization, for which he serves as chair of the Emerging Companies Section. Dr. Love holds a B.A. in molecular biology from Haverford College and an

M.D. from Yale Medical School. He completed a residency in internal medicine and a fellowship in cardiology at the Massachusetts General Hospital. Dr. Love was selected to serve on our board of directors because of his leadership skills, expertise, and experience in the research-based biopharmaceutical industry.
Gregory Norden
Gregory Norden has been a member of our board of directors since June 2020 and was a member of the Investment Committee of Royalty Pharma from 2014 to June 2020. From 1989 to 2010, Mr. Norden held various senior positions at Wyeth, including most recently as Chief Financial Officer. Mr. Norden started his career with Arthur Andersen & Company working with multinational public and private companies in the life sciences, financial services and consumer packaged goods industries. Mr. Norden currently serves on the boards of Zoetis Inc., NanoString Technologies, Inc. and Praxis Precision Medicines, Inc. Mr. Norden previously served on the boards of Human Genome Sciences, WelchAllyn, Entasis Therapeutics and Univision. Mr. Norden was selected to serve on our board of directors because of his financial expertise and substantial experience as an executive in the biopharmaceutical industry.
Rory Riggs
Rory Riggs has been a member of our board of directors since June 2020 and was a member of the Investment Committee of Royalty Pharma from 2000 to June 2020. Mr. Riggs co-founded Royalty Pharma Investments in 1996 and has served as the chairman of its investment committee since 2003. Mr. Riggs founded Syntax & Locus Analytics in 2010 and serves as its CEO. Mr. Riggs was President of Biomatrix from 1995 to 2000. Mr. Riggs currently serves on boards of several public and private companies including Cibus US LLC and Intra-cellular Therapies, Inc. and previously served on the boards of Sugen and Biomatrix. Mr. Riggs has a B.A. from Middlebury College and an MBA from Columbia University. Mr. Riggs was selected to serve on our board of directors because of his valuable knowledge and experience in our industry and his extensive board experience.
Recommendation and Required Vote
For a director nominee to be elected, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the director nominee’s election. Separate resolutions for the election of each nominee will be submitted for shareholder vote at the Annual Meeting. Our board of directors believes that the election of each director nominee is advisable and in the best interests of Royalty Pharma and our shareholders.
The board of directors recommends that shareholders vote “FOR” the election of each of the director nominees.

CORPORATE GOVERNANCE
The board of directors is committed to continually improving its corporate governance processes, practices and procedures. Our governance policies and structures are designed to promote the board of director’s thoughtful oversight of Royalty Pharma and ensure intelligent risk-taking, with the goal of furthering our long-term strategic goals. Highlights include:
✔	An increasingly diverse board of directors with the appropriate mix of skills, experience and perspective;
✔	The appointment of a Lead Independent Director with meaningful role and responsibilities;
✔	Assuming all director nominees are elected at the Annual Meeting, seven of our ten directors will be independent under the Nasdaq listing standards;
✔	Directors are elected annually under a majority voting standard;
✔	All committees of the board of directors are fully independent;
✔	Minimum share ownership requirements for independent and non-affiliated directors;
✔	Insider Trading Policy prohibits hedging and speculative trading of our securities; and
✔	Shareholder ratification of the selection of external audit firm.
Corporate Governance Guidelines
Royalty Pharma has adopted a set of Corporate Governance Guidelines which are available on our website at www.royaltypharma.com, under “Investors - Corporate Governance.” Among the topics addressed in our Corporate Governance Guidelines are:
•	Board independence and qualifications	•	Conflicts of interest
•	Executive sessions of directors	•	Share ownership
•	Board leadership structure	•	Board access to management
•	Director qualification standards	•	Board access to independent advisors
•	Director orientation and continuing education	•	Board and committee self-evaluations
•	Service on other boards	•	Frequency of board meetings
•	Notification of a change of principal occupation	•	Meeting attendance by directors & non-directors
•	Term limits	•	Duties of board committees
•	Director compensation	•	Leadership team succession planning
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.royaltypharma.com, under “Investors - Corporate Governance”. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waivers from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Director Independence
The listing rules of the Nasdaq generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of our audit, management development and compensation, and nominating and corporate governance committees be independent.
In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors conducts an annual review of the independence of our directors. In its most recent review, our board of directors determined that Bonnie Bassler, Errol De Souza, Catherine Engelbert, Henry Fernandez, William Ford, Ted Love and Gregory Norden, representing seven of our ten directors, are “independent directors” as defined under the applicable rules, regulations, and listing standards of Nasdaq and the applicable rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Our board of directors has also determined that all members of our audit committee, management development and compensation committee, and nominating and corporate governance committees are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.
Board Leadership Structure
The nominating and corporate governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors with respect thereto as appropriate. When the positions of chairman and chief executive officer are held by the same person, our board of directors may designate a “lead independent director”.
The responsibilities of the lead independent director include:
•	presiding over all meetings of the board of directors at which the Chairman of the board of directors is not present, including any executive sessions of the independent directors;
•	approving meeting schedules and agendas of the board of directors;
•	acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the board of directors, and
•	performing such other functions and responsibilities as requested by our board of directors from time to time.
Our board of directors determined that having our Chief Executive Officer also serve as the Chairman of our board of directors provides us with optimally effective leadership and is in our best interests and those of our shareholders. Mr. Legorreta founded and has led our company since its inception. Our board of directors believes that Mr. Legorreta’s strategic vision for our business, his in-depth knowledge of our operations and the biopharmaceutical industry, and his experience serving on our board of directors and as Chief Executive Officer since our inception make him well qualified to serve as both Chairman of our board of directors and Chief Executive Officer.
Because Mr. Legorreta serves in both these roles, our board of directors appointed Mr. Fernandez to serve as our lead independent director. As lead independent director, Mr. Fernandez presides over periodic meetings of our independent directors, serves as a liaison between the Chairman of our board of directors and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate.
Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors, and sound corporate governance policies and practices.
Share Ownership Guidelines
We encourage directors to own our shares. The board of directors has chosen to adopt a policy requiring ownership by each independent director (excluding any affiliated directors) of a number of Class A ordinary shares equal to five times his or her applicable annual cash retainer, excluding any retainers paid based on his or her service as lead independent director, if applicable, during his or her service on the board of directors. For additional details regarding our director share ownership guidelines, see “Director Compensation─Director Share Ownership Guidelines”.

Hedging and Speculative Trading Prohibited
We have adopted, as part of our insider trading policy, a policy prohibiting directors, officers and employees of the Manager from hedging transactions or similar arrangements with respect to our securities that are designed to hedge or speculate on any change in the market value of our securities. This policy was established in order to avoid the appearance of improper or inappropriate conduct by any such director, officer or employee of the Manager.
In addition, all directors, officers and employees of the Manager are prohibited from engaging in short sales of our securities. Further, such individuals are prohibited from buying or selling puts or calls or other derivative securities on our securities.
Committees of our Board of Directors
Our board of directors has established an audit committee, a management development and compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below.
	AUDIT COMMITTEE	MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
HENRY FERNANDEZ
BONNIE BASSLER
ERROL DE SOUZA
CATHERINE ENGELBERT
WILLIAM FORD
TED LOVE
GREGORY NORDEN
= Chairman	= Member	= Lead Independent Director	= Financial Expert
Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available, without charge, upon request in writing to Royalty Pharma plc, 110 East 59th Street, 33rd Floor, New York, New York 10022, Attn: Investor Relations, or in the “Investors” section of our website, which is located at www.royaltypharma.com, in the “Corporate Governance” section of our website. Directors serve on these committees until their resignations or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is composed of Mr. Norden, who is the chairperson of our audit committee, and Ms. Engelbert and Mr. Fernandez. Each member of our audit committee is independent under the current Nasdaq and SEC rules and regulations. Each member of our audit committee is financially literate as required by the current Nasdaq listing standards. Our board of directors has also determined that each of Ms. Engelbert and Mr. Norden is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. We have adopted an audit committee charter which outlines the principal functions of the audit committee, which include:
•	reviewing and discussing with management and the independent auditors our quarterly and annual financial statements and earnings press releases prior to public dissemination;

•	appointing and overseeing the work of any accounting firm engaged as the independent registered public accounting firm to audit our consolidated financial statements;
•	evaluate the qualifications, independence and performance of the independent registered public accounting firm;
•	discussing the scope and findings of the audit with the independent registered public accounting firm;
•	establishing procedures for anonymous submission of concerns regarding questionable accounting or audit matters;
•	considering the adequacy of our internal controls over financial reporting;
•	reviewing all policies and practices to be used with respect to risk assessment and risk management;
•	overseeing the Company’s compliance with legal and regulatory requirements; and
•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Management Development and Compensation Committee
Our management development and compensation committee is composed of Mr. Ford, who is the chairperson of our management development and compensation committee, and Ms. Bassler and Messrs. De Souza and Norden. Each member of our management development and compensation committee is independent under the current Nasdaq and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. We have adopted a management development and compensation committee charter which outlines the principal functions of the management development and compensation committee, which include:
•	evaluating the performance of the Manager;
•	reviewing the compensation and fees payable to the Manager under the Management Agreement;
•	determining the remuneration for our independent directors for Board and Committee service;
•	ensuring appropriate leadership development;
•	developing temporary and permanent succession plans for senior management; and
•	reviewing and assessing risks arising from compensation policies and practices.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Mr. De Souza, who is the chairperson of the nominating and corporate governance, and Messrs. Ford, Love and Norden. Each member of our nominating and corporate governance committee is independent under the current Nasdaq and SEC rules and regulations. We have adopted a nominating and corporate governance committee charter which outlines the principal functions of the nominating and corporate governance committee, which include:
•	reviewing and evaluating the size, composition, function and duties of the board of directors;
•	establishing criteria for the membership on our board of directors, and identifying individuals qualified to become members of our bord of directors;
•	recommending directors to serve on board committees;
•	reviewing the Company’s actions relating to corporate social responsibility, including considering the impact of the Company’s procedures and processes on employees, citizens and communities;
•
overseeing compliance with our Code of Business Conduct and Ethics and considering any requests for waivers for our directors, executive officers and other senior financial officers (with waivers to be approved by the board of directors);

•	reviewing related person transactions in accordance with our Related Person Transaction Policy;

•	evaluating the performance of our board of directors and individual directors; and
•	advising our board of directors on corporate governance matters.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet regularly throughout the year and act by written consent from time to time. During 2020, our board of directors met eight times, the audit committee met seven times, the management development and compensation committee met two times, and the nominating and corporate governance committee met two times. During 2020, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served.
Board Attendance at Annual Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our Annual Meeting. We completed our initial public offering in June 2020 and did not have an Annual Meeting in 2020.
Director Nominations Process
The nominating and corporate governance committee is responsible for recommending candidates to serve on the board of directors and its committees. In considering whether to recommend any particular candidate to serve on the board of directors or its committees or for inclusion in the board of directors’ slate of recommended director nominees for election at the Annual Meeting, the nominating and corporate governance committee considers the criteria set forth in our Corporate Governance Guidelines.
Specifically, the nominating and corporate governance committee may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience as a board member of another publicly held company; professional and academic experience relevant to the pharmaceutical industry; leadership skills; experience in finance, accounting and compensation practices; and diversity of background and perspective, including, but not limited to, with respect to race, ethnicity, gender, geography, sexual orientation, age, nationality, religious beliefs, socio-economic status, physical and/or mental capabilities. In determining whether to recommend a director for reelection, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors.
We are committed to actively seeking out highly qualified diverse individuals to include in the pool from which new director candidates are chosen. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The board of directors recognizes the value of diversity and thus has included diversity of background and perspective, including, but not limited to, with respect to race, ethnicity, gender, geography, sexual orientation, age, nationality, religious beliefs, socio-economic status, physical and/or mental capabilities, as factors that will be taken into consideration by the nominating and corporate governance committee when evaluating the suitability of, and recommending, candidates for election by shareholders, and by the board of directors in approving such candidates.
In identifying prospective director candidates, the nominating and corporate governance committee may seek referrals from other members of the board of directors, management, shareholders and other sources, including third party recommendations. The nominating and corporate governance committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The nominating and corporate governance committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the nominating and corporate governance committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the board of director’s effectiveness. In connection with its annual recommendation of a slate of nominees, the nominating and corporate governance committee also may assess the contributions of those directors recommended for re-election in the context of the evaluation process and other perceived needs of the board of directors.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the Board member’s biographical information as included in this Proxy Statement. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.
Shareholder Recommendations of Candidates
The nominating and corporate governance committee will consider director candidates recommended by shareholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected and must otherwise comply with the requirements under our Articles of Association for shareholders to recommend director nominees. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to Computershare Company Secretarial Services Limited at The Pavilions, Bridgwater Road, Bristol, United Kingdom, BS13 8AE. Director nominations by shareholders must meet the timing and other requirements described under the heading “Shareholder Proposals and Director Nominations.”
Risk Oversight
The Board’s Role in Risk Oversight
The board of directors, as a whole, has responsibility for overseeing our risk management process, although the committees of our board of directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes. Our management reporting processes are designed to provide our board of directors and our management responsible for risk assessment with visibility into the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity, compensation-related risk and tax), legal, cybersecurity and reputational risks. Our board of directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management at each regular board meeting, receives reports on committee activities at each regular board meeting, and evaluates the risks inherent in transactions. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management.
Each committee of our board of directors meets with management and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Compensation Risk
Our compensation policies are targeted to incentivize investing in a risk-controlled fashion and are intended to discourage undue risk. Therefore, as described in greater detail under “Compensation Discussion and Analysis,” below, a key element of our compensation program consists of Equity Performance Awards for our named executive officers. We believe this policy encourages long-term thinking and protects us against excessive risk and investing for short-term gain. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

Importantly, the value of the Equity Performance Awards of any named executive officer is a function of the profitability of the royalties we acquired as a whole, rather than specific investments, meaning that they have a material interest in every investment. This approach discourages excessive risk taking, since a particularly successful single royalty acquisition or investment will result in Equity Performance Awards only if our overall Portfolio (as defined below) is successful.
Cybersecurity Risk
The board of directors has adopted a Cyber Security and Personal Data Breach Policy in order to reflect the importance of appropriate security, processes and procedures to the protection of data and assets, and in an effort to establish a foundation for successful protection against cyber-crime and to minimize any potential negative impacts of a successful cyber-attack. The board of directors receive updates or training, as necessary, on cyber security issues from management, technical experts and legal advisors, as required.
Climate Risk
The board of directors recognizes that climate change is an area of increasing interest to investors as they evaluate which businesses may be impacted as the world evolves into a lower carbon economy. While management does not currently anticipate material capital expenditures arising from environmental regulation, the board of directors will continue to evaluate our exposure to climate change.
Succession Planning and Talent Development
A strategic priority for our board of directors is valuing and developing our people. To support this priority, the directors regularly discuss talent development and management succession for senior leaders with the Chief Executive Officer, who provides his assessment of those leaders and their potential to succeed in key roles.
Our board of directors conducts these assessments with a focus on risk management within the context of our business. These discussions provide an opportunity for our board of directors to ensure management is implementing development plans and programs to enhance the skills and abilities of successor candidates for critical roles. Throughout the year, the board of directors also meets key leaders of the Manager through formal presentations and informal events.
Diversity, Equity and Inclusion
Our board of directors and management are committed to diversity at every level of our business. A critical factor in our success is ensuring that diversity, equity and inclusion remain at the core of our culture, infusing fresh ideas, helping us remain connected to innovators across the biopharmaceutical industry, and ensuring mutual respect guides us in our interactions with all our stakeholders. 60% of our bord of directors are gender or ethnically diverse, and this remains a priority for our nominating and corporate governance committee. In addition, our management development and compensation committee and management are committed to building diverse talent pipelines and creating an environment that maintains a diverse team.
Communications with the Board of Directors
The board of directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the board of directors, including Mr. Fernandez, our lead independent director, any Board committee or any chair of any such committee by mail or electronically. To communicate with the board of directors, the non-employee independent directors, any individual directors or committee of directors, correspondence should be addressed to the board of directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Royalty Pharma plc, c/o General Counsel, 110 East 59th Street, New York, New York, 10022, USA with a request to forward the same to the intended recipient. To communicate with the board of directors electronically, shareholders and other interested parties should go to our website at www.royaltypharma.com. Under the heading “Investor Relations - Contacts & Alerts” you will find an online form that may be used for writing an electronic message to the board of directors. In general, all communications delivered to us for forwarding to the board of directors or specified members will be forwarded in accordance with the shareholder’s instructions. However, we reserve the right not to forward any spam, solicitations, abusive, threatening or otherwise inappropriate materials.

CORPORATE SOCIAL RESPONSIBILITY
We are the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry. We play an important role in providing capital to the biopharmaceutical ecosystem and thereby positively impact human health. Our responsibility to stakeholders is based around three key areas: integrity (maintaining the highest ethical standards), culture (promoting an inclusive and diverse workforce) and taking responsibility (being a responsible citizen). We do not directly conduct biopharmaceutical research and development or manufacture or market the biopharmaceutical assets in which we participate, and thus our environmental impact is minimal. We strive to invest in novel therapies that address unmet patient needs and to support ethical business practices that drive innovation, competition and patient choice.
Integrity
We maintain the highest standards of integrity and trust in our role as investors and partners to the biopharmaceutical industry. This is recognized in our market-leading position and the high esteem with which we believe we are held in the industry. We conduct thorough diligence and monitoring with all of our investment positions. The biopharmaceutical companies and academic and non-profit institutions with which we work typically have well-developed and transparent environmental, social and governance (ESG) policies, which seek to benefit wider society through sustainable and ethical business practices.
Culture
A diverse, talented and motivated workforce is essential to maintain our competitive advantages and to successfully execute our business strategy. We consider it highly important to strive for an appropriate gender balance. As of December 31, 2020, approximately 51% of the workforce of our Manager are women. Our commitment to diversity and inclusion on our board of directors and in the workforce of our Manager is deeply ingrained in our culture: currently approximately 26% of the workforce of the Manager is from diverse racial and ethnic groups. We take employee engagement and retention very seriously and are proud that on average our workforce has been employed with our Manager for approximately 4.5 years. We are committed to our employees’ health, well-being and job satisfaction and to ensuring that people find purpose in their careers. Opportunities for career enhancement and progression are regularly reviewed and shared with employees of the Manager.
Responsibility
Given our role in advancing healthcare innovation, we believe that being a good corporate citizen is foundational to our business model. To this end, we actively support the work of a number of patient advocacy groups and medical research foundations, including the American Heart Association, the Alliance for Lupus Research, Children of Bellevue, the Melanoma Research Alliance, the National Multiple Sclerosis Society and the Prostate Cancer Foundation. Over one-third (by value) of the transactions we have completed since our founding have been with leading academic and non-profit institutions. By partnering with these institutions, we have provided capital which has been used to further scientific research (for example with the Cystic Fibrosis Foundation) or to help fund capital projects.
Our commitment to responsibility starts with our Chief Executive Officer who is a founding member of Boston Children’s Hospital Medical Research Council and serves on the Board of Governors of the New York Academy of Sciences, as well as the Boards of Trustees of Rockefeller University, the Hospital for Special Surgery, the Pasteur Foundation (the U.S. affiliate of the French Institute Pasteur) and the Open Medical Institute. Mr. Legorreta was the founder and is currently Honorary Chairman of Alianza Médica para la Salud, a non-profit organization dedicated to enhancing the quality of health care in Latin America by providing doctors and healthcare providers with continued education opportunities. Since its foundation in 2010, AMSA has provided over 500 scholarships to Mexican and Latin American doctors and healthcare providers to study abroad. Mr. Legorreta is also a founding member of Mount Sinai’s Institute for Health Equity Research, created in part as a response to the health inequities made apparent by COVID-19. These diverse organizations are united in their quest to advance science, the careers of scientists and human health around the globe.

DIRECTOR COMPENSATION
The management development and compensation committee assists the board of directors in fulfilling its oversight responsibilities with respect to the compensation of our non-employee directors. We pay our independent directors according to our Independent Director Compensation Policy, described further below. Affiliated directors, however, are not separately compensated by us. Our board of directors has determined that Mses. Bassler and Engelbert and Messrs. De Souza, Ford, Norden, Fernandez and Love are each an independent director. Although we consider Mr. Ford to be an independent director, he waived his right to compensation for the year ended December 31, 2020. We expect Mr. Ford to be compensated for his service as an independent director in future periods. All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.
Independent Director Compensation Policy
We have adopted a policy for compensation of our independent directors. Under this policy, each independent director other than an affiliated director serving on the board to represent the interests of a significant investor receives an annual cash retainer of $150,000 and an annual equity award with a grant date value of $250,000 in recognition of his or her service to the board. Each such annual equity award will be granted in connection with each annual meeting, or, for new non-affiliate independent directors, in a pro-rated amount in connection with their election to the board. In addition, this policy provided for pro-rated annual equity awards for each of our then non-affiliate independent directors on the closing of our initial public offering. Each of these annual equity awards is scheduled to vest upon the director’s continued service through our annual meeting for the following year. Non-affiliate independent directors may elect to receive all or a portion their retainer in our Class A ordinary shares, with the number of shares determined by the 10-day trailing volume-weighted average price of the shares on the date of payment.
In addition, under this policy, each new unaffiliated independent director receives an initial equity award with a grant date value of $100,000 at the commencement of his or her service on our board of directors. This policy does not provide for any additional annual cash retainer for service as a chairperson or member of any standing committee of our board or any fee for attendance of board or committee meetings.
At this time the policy does not contemplate any additional compensation for a lead independent director.
Director IPO Grants
We have granted an additional equity award to each of Mr. De Souza and Mr. Norden in recognition of their extensive past services to the board of Old RPI and continued service on our board of directors. Each such award consists of Class A ordinary shares with a value of $1,000,000 based on the per share price of such shares in our initial public offering and was fully vested on the closing of our initial public offering.
The following table sets forth the total compensation for our independent directors for the year ended December 31, 2020 paid to our independent directors who were compensated during 2020. Messrs. Ford, Giuliani, Legorreta and Riggs did not receive any compensation for their service on our board of directors.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2020
	FEES EARNED OR PAID IN CASH ($)(1)	SHARE AWARDS ($)(2)	TOTAL ($)
Henry Fernandez	62,772	321,225	383,997
Bonnie Bassler	81,593	636,250	717,843
Errol De Souza	81,593	1,250,032	1,331,625
Catherine Engelbert	81,181	636,250	717,431
Ted Love	62,772	321,225	383,997
Gregory Norden	81,593	1,250,032	1,331,625

(1)
Amounts reported in this column include the value of Class A ordinary shares received in lieu of (i) a second quarter cash fee payment on June 30, 2020 based on a Class A ordinary share price of $47.999 for Ms. Bassler (137 Class A ordinary shares); (ii) third quarter cash fee payments on September 30, 2020 based on a Class A ordinary share price of $47.1741 for Ms. Bassler, Ms. Engelbert and Mr. Fernandez (910, 910 and 613 Class A ordinary shares, respectively); and (iii) fourth quarter cash fee payments on December 31, 2020 based on a Class A ordinary share price of $45.688 for Mr. Fernandez and Ms. Bassler (820 Class A ordinary shares, respectively).

(2)
The amounts reported in this column represent the aggregate grant fair date value of restricted share units granted to directors in 2020 as defined in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. This amount does not reflect the actual economic value realized by the director, which will vary depending on the performance of our Class A ordinary shares. Each of Mr. Fernandez and Mr. Love received an initial equity award grant and a pro-rated annual equity award grant (based on the number of days remaining in the 365 days ending on the next scheduled Annual Meeting) of 2,266 and 4,797 restricted share units, respectively (determined by dividing $100,000 and $211,644 by the volume weighted average price of the Class A ordinary shares for the ten trading days immediately prior to such grant date of August 13, 2020). Each of Ms. Bassler and Ms. Engelbert received an initial equity award grant and an annual equity award grant of 3,571 and 8,929 restricted share units (determined by dividing $100,000 and $250,000 by the per Class A ordinary share price in our initial public offering of $28). Each of Mr. De Souza and Mr. Norden received a grant of 35,715 restricted share units as Director IPO Grants that were fully vested on the date of the grant and an annual equity award grant of 8,929 restricted share units (determined by dividing $1,000,000 and $250,000 by the per Class A ordinary share price in our initial public offering of $28). As of December 31, 2020, Mr. Fernandez, Ms. Bassler, Mr. De Souza, Ms. Engelbert, Mr. Love and Mr. Norden held 7,063, 12,500, 8,929, 12,500, 7,063 and 8,929 unvested restricted share units, respectively.

DIRECTOR SHARE OWNERSHIP GUIDELINES
The board of directors expects all independent directors to display confidence in the Company by ownership and retention of a meaningful amount of our shares. Each independent director is expected to own shares with a fair market value equal to five (5) times the director’s annual cash retainer of $150,000. Each independent director appointed or elected to the board of directors after our IPO has five (5) years from the date of appointment or election to the board of directors to meet this requirement. Compliance for such directors is measured at the five (5) year anniversary date of the director’s appointment or election. Each independent director’s continuing compliance with the ownership guidelines will be measured at least once a year by the management development and compensation committee.
The chart below shows each independent director’s compliance with the ownership guidelines calculated as of December 31, 2020. Although we consider Mr. Ford to be an independent director, he is not included in the chart below as he did not receive any compensation for his service on our board of directors for the year ended December 31, 2020. Directors are also subject to the same Insider Trading Policy that prohibits hedging and speculative trading as our officers and employees.
Director	Ownership Guidelines(1)	Shares Owned(2)	Value of Shares ($)(3)	Met Guidelines
Henry Fernandez	5x	397,626	19,901,181	✔
Bonnie Bassler	5x	14,367	719,068	*
Errol De Souza	5x	544,784	27,266,439	✔
Catherine Engelbert	5x	13,410	671,171	*
Ted Love	5x	17,063	854,003	✔
Gregory Norden	5x	189,304	9,474,665	✔
✔	= Met guidelines.
*
Mses. Bassler and Engelbert joined our board of directors in June 2020 and have until June 16, 2025 to come into compliance with the Share Ownership Policy. As of December 31, 2020, both Mses. Bassler and Engelbert were on track to meet the ownership guidelines by or prior to the five year anniversary of their appointment.

(1)	Share Ownership Policy adopted by our board of directors.
(2)	Calculated as of December 31, 2020 and represents Class A ordinary shares and Class B ordinary shares owned outright and RSUs issued for service on our board of directors.
(3)	Fair market value based on closing price of our Class A ordinary shares of $50.05 as of December 31, 2020.

EXECUTIVE OFFICERS
The names of our executive officers, their ages and their positions are shown below.
Name	Age(1)	Title
Pablo Legorreta	57	Chairman and Chief Executive Officer
Terrance Coyne	39	Executive Vice President & Chief Financial Officer
Christopher Hite	54	Executive Vice President & Vice Chairman
George Lloyd	61	Executive Vice President, Investments & General Counsel
James Reddoch	51	Executive Vice President, Co-Head of Research & Investments & Chief Scientific Officer
Marshall Urist	44	Executive Vice President, Co-Head of Research & Investments
(1)	As of March 15, 2021.
All of our executive officers are employees of the Manager and provide all of their services to Royalty Pharma under the Management Agreement between us and the Manager. There are no family relationships among any of our executive officers.
Mr. Legorreta’s biographical information is set forth under the caption “-Election of Directors” above.
Terrance Coyne joined RP Management in 2010. He serves as our Executive Vice President & Chief Financial Officer. Previously, Mr. Coyne was a biotechnology equity research associate, a senior analyst at JP Morgan and a biotechnology equity research associate at Rodman & Renshaw. Mr. Coyne began his career at Wyeth Pharmaceuticals. Mr. Coyne received a B.S. in business administration from La Salle University and an M.B.A. from La Salle University.
Christopher Hite joined RP Management in March 2020. Mr. Hite serves as our Executive Vice President & Vice-Chairman. Previously, Mr. Hite was Vice Chairman and Global Head of Healthcare at Citibank, where he worked from 2008 to 2020, and Global Head of Healthcare Investment Banking at Lehman Brothers. Mr. Hite serves on the board of directors of Acceleron Pharma Inc. and is a member of the FasterCures Board, a center of the Milken Institute. Mr. Hite received a B.S. from Lehigh University and a J.D./M.B.A. from the University of Pittsburgh.
George Lloyd joined RP Management in 2011 after representing Royalty Pharma Investments on all royalty acquisition transactions since 2006. Mr. Lloyd serves as our Executive Vice President, Investments & General Counsel. Previously, Mr. Lloyd was a partner at Goodwin Procter LLP in Boston, MA, and an associate at Davis Polk & Wardwell LLP in New York, NY and Paris. Mr. Lloyd received an A.B. from Princeton University and a J.D. from New York University Law School.
James Reddoch, Ph.D. joined RP Management in July 2008. Dr. Reddoch serves as our Executive Vice President, Research & Investments & Chief Scientific Officer. Previously, Dr. Reddoch was Managing Director and Head of Healthcare Equity Research at Friedman Billings Ramsey, and a biotechnology equity research analyst at Banc of America Securities and CIBC World Markets Corp. (now Oppenheimer & Co.). Dr. Reddoch received a B.A. from Furman University and a Ph.D. in Biochemistry and Molecular Genetics from the University of Alabama at Birmingham. He was a postdoctoral fellow at the Yale University School of Medicine.
Marshall Urist, M.D., Ph.D. joined RP Management in 2013. Dr. Urist serves as RP Management’s Executive Vice President, Research & Investments. Previously, Dr. Urist worked at Morgan Stanley in equity research, most recently as Executive Director and as a senior biotechnology analyst. Earlier at Morgan Stanley, he covered the life science tools and diagnostics sectors, where he was recognized in Institutional Investor’s All-America Research Team. Dr. Urist graduated from Johns Hopkins University and holds an M.D. and a Ph.D. from Columbia University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows information regarding the beneficial ownership of our shares as of April 13, 2021 by:
•	Each person, or group of affiliated persons, known by us to own beneficially more than 5% of any class of our share capital;
•	Each of the directors and the named executive officers individually; and
•	All directors and our executive officers as a group.
The amounts and percentages of Class A ordinary shares and Class B ordinary shares beneficially owned are reported on the basis of the rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including those Class A ordinary shares issuable pursuant to the Exchange Agreement. Unless otherwise noted below, the address of the persons listed on the table is c/o Royalty Pharma plc, 110 East 59th Street, New York, NY 10022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A ordinary shares.
	Class A Ordinary Shares Beneficially Owned(1)(2)(3)		Class B Ordinary Shares Beneficially Owned(1)(2)(3)		Combined Voting Power
Name of Beneficial Owner	Number	Percent	Number	Percent
5% Equity Holders
Continuing US Investors Partnership	—	—	212,605,892	99.23%	35.02%
Continuing International Investors Partnership	—	—	1,649,310	*	*
Adage Capital Management LP(4)	38,714,280	9.85%	—	*	6.38%
Nogra Group SICAF-SIF S.A.(5)	46,316,170	11.79%	—	*	7.63%
EPA Holdings(6)	922,170	*	31,309,570	14.61%	5.31%
Entities affiliated with Morgan Stanley(7)	46,144,883	11.75%	—	*	7.60%
FMR LLC(8)	24,942,545	6.35%	—	*	4.11%
Directors and Named Executive Officers
Pablo Legorreta(9)	1,183,980	*	77,499,150	36.17%	12.96%
Terrance Coyne(10)	50,390	*	4,847,180	2.26%	*
Christopher Hite(11)	70,000	*	595,660	*	*
George Lloyd(12)	276,960	*	7,447,141	3.48%	1.27%
James Reddoch(13)	25,030	*	6,884,780	3.21%	1.14%
Bonnie Bassler	2,683	*	—	*	*
William Ford(14)	2,039,769	*	26,499,810	12.37%	4.70%
Errol De Souza	35,715	*	500,140	*	*
Gregory Norden	35,715	*	144,660	*	*
M. Germano Giuliani(15)	12,604,660	3.21%	—	*	2.08%
Rory Riggs(16)	5,715,080	1.45%	8,452,460	3.95%	2.33%
Catherine Engelbert	910	*	—	*	*
Ted Love	10,000	*	—	*	*
Henry Fernandez(17)	27,949	*	389,130	*	*
All Directors and Executive Officers as a Group (Fifteen Persons)	22,097,861	5.62%	134,875,751	62.95%	25.86%
*	Indicates beneficial ownership of less than 1%.
(1)
Continuing International Investors Partnership and Continuing US Investors Partnership will, upon instruction of any of their partners from time to time, distribute the RP Holdings Class B ordinary shares (the “RP Holdings Class B Interests”) held on behalf of such partner that are subject to such instruction which will then be exchanged for our Class A ordinary shares.

(2)
The Continuing Investors indirectly own RP Holdings Class B Interests and a corresponding number of Class B ordinary shares held by the applicable Holders Partnership and are entitled to one vote for each Class B share held by them.

(3)
Represents Class A ordinary shares to be issued upon exchange of interests in the Continuing Investors Partnerships. Represents percentage of voting power of the Class A ordinary shares and Class B ordinary shares voting together as a single class.

(4)
Based solely on a Schedule 13G/A filed on February 11, 2021. Reflects shares held by Adage Capital Management, L.P., which are held through Adage Capital Partners, LP, a Delaware limited partnership (the “Fund”). Adage Capital Partners, GP, LLC (“ACPGP”), serves as the general partner of the Fund and as such has discretion over the portfolio of securities beneficially owned by the Fund. Adage Capital Advisors, LLC, a Delaware limited liability company (“ACA”), is managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address of ACPGP is 200 Clarendon St. 52nd Floor, Boston, MA 02116.

(5)
Reflects shares held by Nogra Group SICAF SIF GG Strategic (“GG Strategic”) and Nogra Group SICAF SIF MGG Strategic (“MGG Strategic,” and together with GG Strategic, the “Nogra Funds”), sub-funds managed and administered by Nogra Group SICAF—SIF S.A. (“Nogra Group”), a closed-ended investment entity organized under the laws of the Grand Duchy of Luxembourg. A board of directors consisting of Giammaria Giuliani, Achille G. Severgnini, Marco Sterzi and Franco Toscano has voting and dispositive power over the securities managed by Nogra Group. Each member of the board disclaims beneficial ownership over such shares. Nogra Group is owned by the GG Trust, of which Giammaria Giuliani is the beneficiary, and the MGG Trust (together with the GG Trust, the “Trusts”), of which M. Germano Giuliani, the brother of Giammaria Giuliani, is the beneficiary. The GG Trust is the 100% economic owner of the shares held by GG Strategic, and the MGG Trust is the 100% economic owner of the shares held by MGG Strategic. Each of Giammaria Giuliani and M. Germano Giuliani disclaim beneficial ownership over the shares beneficially owned by the Nogra Funds. The trustee of each of the Trusts is GISEV Trustees Limited. The protector of each of the Trusts is Achille G. Severgnini, who has the power to remove and replace the trustee of each the Trusts. The address of Nogra Group is 18, Avenue de la Porte Neuve, L-2227 Luxembourg.

(6)	Represents shares held by RPI EPA Holdings, LP (“EPA Holdings”), which constitute the IPO Contingent Appreciation Interests (as defined below).
(7)
Based solely on a Schedule 13G/A filed on February 10, 2021. Morgan Stanley and Morgan Stanley Investment Management Inc. exercise shared voting power with respect to 42,472,537 Class A ordinary shares and shared dispositive power with respect to 46,144,883 Class A ordinary shares. The business address of Morgan Stanley is 1585 Broadway, New York, NY 10036 and the business address of Morgan Stanley Investment Management is 522 5th Avenue, 6th Floor, New York, NY 10036.

(8)
Based solely on Schedule 13G filed on February 8, 2021. FMR LLC has sole voting power with respect to 3,621,823 Class A ordinary shares, and sole investment power with respect to 24,942,545 Class A ordinary shares. Abigail P. Johnson, a Director, the Chairman and the Chief Executive Officer of FMR LLC, has sole investment power with respect to 24,942,545 Class A Ordinary Shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(9)
Represents shares owned by Mr. Legorreta and by a family vehicle controlled by Mr. Legorreta. Mr. Legorreta has agreed with the Company to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships exchangeable into approximately 51,185,008 Class A ordinary shares. Our board of directors has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Mr. Legorreta has pledged interests in Continuing Investors Partnerships exchangeable for 25,000,000 Class A ordinary shares pursuant to a pledge agreement to secure a loan made to Mr. Legorreta. Includes shares beneficially owned by EPA Holdings, which constitute the IPO Contingent Appreciation Interests. EPA Holdings holds unvested IPO Contingent Appreciation Interests exchangeable into 7,655,749 Class A ordinary shares on behalf of named executive officers other than Mr. Legorreta. Includes shares beneficially owned by Mr. Legorreta’s spouse and children.

(10)
Represents shares owned by Mr. Coyne and by a family vehicle controlled by Mr. Coyne. Mr. Coyne has agreed with our Manager to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships that are exchangeable into 3,877,744 Class A ordinary shares. Our Manager has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Includes vested IPO Contingent Appreciation Interests exchangeable into 882,500 Class A ordinary shares. In addition, EPA Holdings holds unvested IPO Contingent Appreciation Interests exchangeable into 2,647,500 Class A ordinary shares on behalf of Mr. Coyne and by a family vehicle controlled by Mr. Coyne. Mr. Coyne intends to pledge interests in Continuing Investors Partnerships exchangeable for 1,500,000 Class A ordinary shares pursuant to a pledge agreement to secure a loan to be made to Mr. Coyne. Includes shares beneficially owned by Mr. Coyne’s spouse.

(11)
Represents shares owned by Mr. Hite. Mr. Hite has agreed with our Manager to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships that are exchangeable into 232,200 Class A ordinary shares. Our Manager has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Includes vested IPO Contingent Appreciation Interests exchangeable into 290,250 Class A ordinary shares. In addition, EPA Holdings holds unvested IPO Contingent Appreciation Interests exchangeable into 870,750 Class A ordinary shares on behalf of Mr. Hite.

(12)
Represents shares owned by Mr. Lloyd and by family vehicles controlled by Mr. Lloyd. Mr. Lloyd has agreed with our Manager to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships that are exchangeable into 5,220,831 Class A ordinary shares. Our Manager has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Includes vested IPO Contingent Appreciation Interests exchangeable into 882,501 Class A ordinary shares. In addition, EPA Holdings holds unvested IPO Contingent Appreciation Interests exchangeable into 2,647,499 Class A ordinary shares on behalf of family vehicles controlled by Mr. Lloyd.

(13)
Represents shares owned by Mr. Reddoch and by a family vehicle controlled by Mr. Reddoch. Mr. Reddoch has agreed with our Manager to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships that are exchangeable into 5,251,184 Class A ordinary shares. Our Manager has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Includes vested IPO Contingent Appreciation Interests exchangeable into 500,000 Class A ordinary shares. In addition, EPA Holdings holds unvested IPO Contingent Appreciation Interests exchangeable into 1,500,000 Class A ordinary shares on behalf of a family vehicle controlled by Mr. Reddoch.

(14)
Consists of interests in RP US Partners 2019, LP held by General Atlantic (RP) Collections, LLC (“GA RP Collections”) exchangeable for 24,743,870 Class A ordinary shares. In addition, GA RP Holding, L.P. (“GA RP Holding”) holds 1,500,000 Class A ordinary shares. Mr. Ford is employed by an entity affiliated with GA RP Collections. The members of GA RP Collections that share beneficial ownership of the interests held by GA RP Collections are indirectly held by the following General Atlantic investment funds, (the “GA Funds”): General Atlantic Partners AIV-1 A, L.P. (“GAP AIV-1 A”), General Atlantic Partners AIV-1 B, L.P. “(GAP AIV-1 B”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, L.P. (“GAPCO IV”) and GAP Coinvestments V, LLC (“GAPCO V”). General Atlantic (SPV) GP, LLC (“GA SPV”) is the sole non-member manager of GA RP Collections. The general partner of GAP AIV-1 A and GAP AIV-1 B is General Atlantic GenPar, L.P. (“GA GenPar”). The general partner of GA GenPar is General Atlantic LLC (“GA LLC”). GA LLC is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. The limited partners that share beneficial ownership of the shares held by GA RP Holding are the following General Atlantic investment funds: General Atlantic Partners (Bermuda) EU, L.P. (“GAP EU”), General Atlantic Partners (Bermuda) IV, L.P. (“GAP IV”), General Atlantic Partners (Lux) SCSp (“GAP Lux”), GAPCO III, GAPCO IV, GAPCO V and GAPCO CDA. The general partner of GAP Lux is General Atlantic GenPar, (Lux) ScSp (“GA GenPar Lux”) and the general partner of GA GenPar Lux is General Atlantic (Lux) S.à r.l. (“GA Lux”). The general partner of GAP EU, GAP IV and GA Lux is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”). GAP (Bermuda) Limited (“GAP (Bermuda) Limited”) is the general partner of GenPar Bermuda. The general partner of GA RP Holding is GA RP Holding, Ltd. (“GA RP Holding, Ltd.”). GAP (Bermuda) Limited is the sole shareholder of GA RP Holding, Ltd. There are nine members of the management committee of GA LLC (the “GA Management Committee”). The members of the GA Management Committee are also members of the management committee of GAP (Bermuda) Limited. Mr. Ford is a member of the GA Management Committee. GA LLC, GAP (Bermuda) Limited, GA RP Holding Ltd., GenPar Bermuda, GA Lux, GA GenPar Lux, GAP Lux, GAP IV, GAP EU, GA GenPar, GA SPV, GAP AIV-1 A, GAP AIV-1 B, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of the members of the GA Management Committee disclaims ownership of the ordinary shares except to the extent he or she has a pecuniary interest therein. Mr. Ford is Chief Executive Officer and a Managing Director of GA LLC and GAP (Bermuda) Limited. Mr. Ford disclaims ownership of the Class A ordinary shares owned by GA RP Collections and GA RP Holding except to the extent he has a pecuniary interest therein. In addition, Steamboat Park Investments, LLC (“SPI”) and Madison Park Capital, LLC (“MPC”), two other U.S. based entities within the General Atlantic private equity group, directly and indirectly hold interests exchangeable for 2,295,709 Class A ordinary shares in the Company. Mr. Ford has a private membership interest in SPI and MPC as an individual and through a family vehicle, and is an officer and a member of the Board of Managers of each of SPI and MPC. Mr. Ford disclaims ownership of such ordinary shares except to the extent he has a pecuniary interest therein. The business address of Mr. Ford, the GA Group, SPI and MPC is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.

(15)
Reflects 9,077,140 shares held directly by Skyeline Management Ltd and 3,477,520 shares held directly by Avara Management Ltd. Skyeline Management Ltd is wholly-owned by Avara Management Ltd. Avara Management Ltd is wholly-owned by M. Germano Giuliani. This amount excludes 23,390,000 Class A ordinary shares owned by Nogra Group SICAF-SIF S.A. MGG Strategic Compartment, which is owned by a trust of which Mr. Giuliani is the beneficiary. Mr. Giuliani has no investment or voting power over such shares. Mr. Giuliani disclaims beneficial ownership over the shares beneficially owned by Nogra Group.

(16)
Represents shares owned by Mr. Riggs and 8,070,2700 shares held by New Ventures Select, LLC, New Ventures I, LLC and New Ventures III, LLC. Mr. Riggs has voting and investment control with respect to the shares held by New Ventures Select, LLC, New Ventures I, LLC and New Ventures III, LLC. Mr. Riggs has pledged interests in Continuing Investors Partnerships exchangeable for 4,352,670 Class A ordinary shares pursuant to a pledge agreement to secure a loan made to Mr. Riggs. Includes shares beneficially owned by Mr. Riggs’ spouse.

(17)	Represents shares owned by Mr. Fernandez and 27,500 shares held by the Fernandez 2007 Children’s Trust in which the spouse of Mr. Fernandez is the trustee and his children are the beneficiaries.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% shareholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of these reports, or written representations from reporting persons, we believe that during the year ended December 31, 2020, our executive officers, directors and persons who own more than 10% of a registered class of our equity securities filed under Section 16(a) on a timely basis, except for the following Form 3 holdings or Form 4 transactions which were filed on an untimely basis: (i) the omission of certain interests held by Terrance Coyne and his spouse from his Form 3; (ii) one transaction for each of Errol De Souza and Gregory Norden, two transactions for each of M. Germano Giuliani and Christopher Hite, three transactions for William Ford, four transactions for James Reddoch, five transactions for each of George Lloyd and Rory Riggs, six transactions for Terrance Coyne and seven transactions for Pablo Legorreta in connection with the acquisition of certain rights to exchange limited partnership interests into Class A ordinary shares; (iii) one transaction for each of Bonnie Bassler, Errol De Souza, Catherine Engelbert and Gregory

Norden in connection with their Director IPO Grants; (ii) two transactions for William Ford in connection with the conversion of certain interests into Class A ordinary shares and the forfeiture of certain other Class A ordinary shares; (v) two transactions for Rory Riggs in connection with the conversion of certain interests into Class A ordinary shares; (vi) two transactions for Terrence Coyne in connection with the conversion of certain interests into Class A ordinary shares; (vii) one transaction for each of Christopher Hite and Rory Riggs and two transactions for Terrance Coyne in connection with the acquisition of certain Class A ordinary shares in our IPO.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted a written Related Person Transactions Policy that is administered by the nominating and corporate governance committee. A copy of our Related Person Transactions Policy can be found on our website, www.royaltypharma.com, under “Investors - Corporate Governance.”
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of 5% or more of our shares and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of the nominating and corporate governance committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of 5% or more of our shares or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our nominating and corporate governance committee to determine whether the related person involved has a direct or indirect material interest in the transaction and whether the proposed transaction is on arm’s-length terms. In reviewing any such proposal, our nominating and corporate governance committee are to consider the relevant facts of the transaction, including the risks, costs and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.
In addition, under the U.K. Companies Act certain transactions with directors and their connected parties will require the approval of shareholders.
Management Agreement
We have no personnel of our own. Historically, our business has been managed by the Manager and will continue to be managed by the Manager pursuant to the Management Agreement. Under the Management Agreement, the Manager manages the existing assets of our business and sources and evaluates new royalty acquisitions.
Advisory Team
Our advisory team for purposes of the Management Agreement currently consists of a team of experienced management personnel, as detailed in “Executive Officers.”
None of the Manager’s advisory professionals receives any direct compensation from us in connection with the management of our assets. Mr. Legorreta, through his ownership interests in the Manager, is entitled to a portion of any profits earned by the Manager, which includes the Operating and Personnel Payment (as defined below) payable to the Manager under the terms of the Management Agreement, less expenses incurred by the Manager in performing its services under the Management Agreement.
Certain Obligations of the Advisory Team
Pursuant to the Management Agreement, the Manager cannot manage another entity that invests in or acquires royalties other than any legacy vehicle related to Old RPI or RPI. Executives of the Manager are subject to a non-compete agreement following termination of their employment with the Manager, and the Company is a beneficiary of this agreement. In addition, executives of the Manager must devote substantially all of their business time to managing the Company and any legacy vehicle related to Old RPI or RPI, unless otherwise approved by the board of directors.
Operating and Personnel Payment
Under the Management Agreement, we pay a quarterly fee (the “Operating and Personnel Payment”) in respect of operating and personnel expenses to the Manager or its affiliates equal to 6.5% of the Adjusted Cash Receipts for such quarter from royalty investments and 0.25% of the GAAP mark-to-market value of security investments, including equity securities and derivative financial instruments, as of the end of such quarter, which the Manager is entitled to receive regardless of whether we realize any gains on the security investments when sold.

Under the Management Agreement, the Operating and Personnel Payment is payable quarterly in advance as of the first business day of each fiscal quarter. The Company, RP Holdings and RP Holdings’ subsidiaries, including RPI, have no personnel of their own. The Operating and Personnel Payment is intended to fund operating and personnel expenses of the Manager and its affiliates, including EPA Holdings. The Operating and Personnel Payment payable to the Manager is based on a fixed percentage of Adjusted Cash Receipts and is not subject to subsequent adjustment based on actual operating and personnel expenses of the Manager and its affiliates.
The Manager is responsible for 50% of all broken deal expenses as an offset against the Operating and Personnel Payment. Once an investment opportunity is approved by the board of directors, the Manager will not be responsible for any broken deal expenses relating to such investment opportunity.
Duration and Termination
The Management Agreement was approved by our board of directors prior to our initial public offering. The Management Agreement has an initial term of ten years, after which it can be renewed for an additional term of three years, unless either the Company or the Manager provides notice of nonrenewal 180 days prior the expiration of the initial term or renewal term. During the initial term and each renewal term, the Management Agreement may only be terminated for Cause (as defined below). A termination of the Management Agreement will automatically lead to the removal of the Manager as the manager of RPI and EPA Holdings as the general partner of the Continuing Investors Partnerships. In such event, the Company shall be entitled to designate a new general partner for the Continuing Investors Partnerships.
The board of directors has the right to terminate the appointment of EPA Holdings and the Manager following (i) a determination of Cause, by a court or governmental body of competent jurisdiction in a final judgement or (ii) an admission of Cause, by EPA Holdings or the Manager. In the event that Mr. Legorreta commits an act constituting Cause, such action would be imputed to EPA Holdings and the Manager so long as Mr. Legorreta is acting as chief executive officer of the Company, otherwise any act of Mr. Legorreta’s will not be imputed to EPA Holdings or the Manager. Any act constituting Cause committed by any other executive of EPA Holdings or the Manager would not be imputed to EPA Holdings or the Manager and may be cured by EPA Holdings and the Manager by termination of such employee.
In the event of a termination for Cause of Mr. Legorreta or any other executive of EPA Holdings or the Manager, Mr. Legorreta or such executive, as the case may be, would forfeit his or her share of Equity Performance Awards (as defined below in “Equity Performance Awards”) on any investments made by the RPI and its subsidiaries during the two-year period prior to such termination and would also be required to reimburse the Company for any losses incurred by the Company as a result of such Cause event.
Except as provided above, EPA Holdings’ interest in Equity Performance Awards in respect of investments made after February 11, 2020 (the “Exchange Date”) and prior to any termination of the Management Agreement (with or without Cause) would continue following such termination.
“Cause” will exist where (i) EPA Holdings, the Manager or an executive of EPA Holdings or the Manager (including Mr. Legorreta) (each an “Applicable Party”) has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) a material breach of the governing documents of the Company, the limited partnership agreement of the Continuing US Investors Partnership or the Continuing International Investors Partnership, or the Management Agreement; (ii) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) willful misconduct in connection with the performance of his or its duties under the terms of the governing documents of the Company, the limited partnership agreement of the Continuing US Investors Partnership or the Continuing International Investors Partnership, or the Management Agreement, (iii) there is a declaration of bankruptcy by the Applicable Party and (iv) there is a determination by any court with proper jurisdiction that an Applicable Party has committed an intentional felony or engaged in any fraudulent conduct, in each such case of clauses (ii) and (iv) which has a material adverse effect on the business, assets or condition (financial or otherwise) or prospects of the RPI, its subsidiaries and and its affiliates (taken as a whole).
The Manager and its affiliates would be subject to a 12-month non-compete following any termination of the Management Agreement by us for Cause, or nonrenewal by the Manager.

The Management Agreement contains a succession plan for Mr. Legorreta.
Indemnification
The Management Agreement provides that, to the fullest extent permitted by law, the Company will indemnify each of the Manager and its affiliates (including EPA Holdings) and their respective officers, directors, shareholders, members, employees, agents and partners, and any other person who is entitled to indemnification (each, an “Indemnitee”) from and against any and all claims, liabilities, damages, losses, penalties, actions, judgments, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated that are incurred by any Indemnitee or to which such Indemnitee may be subject by reason of its activities on behalf of the Company or any of its subsidiaries to the extent that such Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence (as such concept is interpreted under the laws of the State of New York), material breach of the Management Agreement that is not cured in accordance with the terms of the Management Agreement or a violation of applicable securities laws.
Equity Performance Awards
The Company is subject to Equity Performance Awards (as defined below) determined on a Portfolio-by-Portfolio basis. Investments made during each two-year period will be grouped together as separate portfolios (each, a “Portfolio”). The first Portfolio commenced on the Exchange Date and will end on December 31, 2021.
Subject to the three conditions listed below and applicable law, at the end of each fiscal quarter, EPA Holdings is entitled to a distribution from RP Holdings in respect of each Portfolio equal to 20% of the Net Economic Profit (defined as the aggregate cash receipts for all new portfolio investments in such Portfolio less Total Expenses (defined as interest expense, operating expense and recovery of acquisition cost in respect of such Portfolio)) for such Portfolio for the applicable measuring period (the “Equity Performance Awards”). The Equity Performance Awards will be allocated and paid by RP Holdings to EPA Holdings as the holder of the RP Holdings Class C Special Interest. The Equity Performance Awards will be payable in RP Holdings Class B Interests that will be exchanged upon issuance for Class A ordinary shares of the Company. The number of Class A ordinary shares of the Company payable is based on a 10-day trailing VWAP ending 2 days prior to the payment date. EPA Holdings may also receive a periodic cash advance in respect of the RP Holdings Class C Special Interest to the extent necessary for EPA Holdings or any of its beneficial owners to pay when due any income tax imposed on it or them as a result of it holding such RP Holdings Class C Special Interest, calculated using an assumed tax rate. To the extent EPA Holdings receives any such periodic cash advance, the amount of the RP Holdings Class B Interests received by EPA Holdings will be reduced by the amount of such periodic cash advance.
EPA Holdings is not entitled to Equity Performance Awards on any Net Economic Profit derived from investments made by Old RPI prior to the Exchange Date and contributed to RPI and its subdiaries in the Exchange Offer Transactions. Such investments of Old RPI will be in a separate Portfolio (the “Old RPI Portfolio”).
On any quarterly equity distribution date, the Equity Performance Awards payable is subject to each of the following three conditions:
Condition One: Cumulative Net Economic Profit for such Portfolio for all periods prior to the relevant quarterly determination date is positive. Cumulative Net Economic Profit is positive if the aggregate cash receipts for all investments in a Portfolio for all prior periods is greater than the Total Expenses allocated to such for all prior periods.
Condition Two: The aggregate projected cash receipts, as determined on a basis consistent with the effective interest method used in our GAAP financial statements, for all investments in such Portfolio for all periods commencing after such quarterly determination date are equal to or greater than one hundred and thirty-five percent (135%) of the projected Total Expenses for all investments in such Portfolio through the expected termination dates of all investments in such Portfolio.

Condition Three: The aggregate projected cash receipts, as determined on a basis consistent with the effective interest method used in our GAAP financial statements, for all investments in all Portfolios, other than the Old RPI Portfolio, for all periods commencing after such quarterly determination date are equal to or greater than one hundred and thirty-five percent (135%) of the projected Total Expenses for all of the Portfolios through the termination or disposition dates of all investments in all of the Portfolios, other than the Old RPI Portfolio.
The Equity Performance Awards are structured on a portfolio-by-portfolio basis, with portfolios based on two-year periods, to mitigate the risk that Equity Performance Awards are paid on a profitable investment even though, in the aggregate, the investments made over a two year period are not profitable. The three conditions above are also intended to reduce the risk that Equity Performance Awards are payable at a time when our portfolio of investments is not performing well overall.
We do not currently expect any material Equity Performance Awards to be payable until the second half of this decade.
IPO Contingent Appreciation Interest
In connection with the consummation of the Exchange Offer Transactions, the Continuing Investors Partnerships issued to EPA Holdings a special limited partnership interest (the “IPO Contingent Appreciation Interest”) which resulted in the transfer of a number of limited partnership interests in the Continuing Investors Partnerships from the Continuing Investors to EPA Holdings since the trading price of our Class A ordinary shares attained specified levels during the three year period after the expiration of the underwriter lock-up period in connection with our initial public offering. These limited partnership interests will be exchangeable for RP Holdings Class B Interests that in turn will be exchangeable for Class A ordinary shares of the Company.
The IPO Contingent Appreciation Interest only affected the Continuing Investors’ ownership of the Continuing Investor Partnerships and did not affect the number of our outstanding ordinary shares or have a dilutive effect on our Class A ordinary shares.
The IPO Contingent Appreciation Interest was intended to incentivize the management team of the Manager to complete an initial public offering and to maximize our trading price performance subsequent to the initial public offering.
Pharmakon Advisors
Mr. Legorreta, our chief executive officer, is also a co-founder of and has significant influence over Pharmakon Advisors, which shares physical premises with the Manager. Pharmakon manages BioPharma Credit PLC (LSE: BPCR) and other investment vehicles that collectively are leading providers of debt capital to the biopharmaceutical industry. Mr. Legorreta has a substantial investment in BioPharma Credit. From time to time, the Manager and Pharmakon may pursue similar investment opportunities for their respective clients, although we believe that actual conflicts of interest are rare due to the differing investment strategies of the Company and Pharmakon, and the fact that royalty holders, rather than the Company and Pharmakon, determine the type of transaction they seek. Under arrangements with Pharmakon, the Manager subleases office space to Pharmakon, and the parties may provide research, business development, legal, compliance, financial and administrative services to one another. The Manager and Pharmakon reimburse each other to the extent that one of them provides materially more services to the other than they receive in return. In consideration of the support provided to Pharmakon by the Manager, certain employees of the Manager receive compensation from Pharmakon.
In November 2017, we purchased from Bristol-Myers Squibb (“BMS”), a percentage of BMS’s future royalties on worldwide sales of Onglyza, Farxiga, and related diabetes products marketed by AstraZeneca, in exchange for installment payments to BMS over time. In December 2017, we sold 50% of the royalty to BioPharma Credit, in exchange for BioPharma Credit’s agreement to pay 50% of the installment payments owed by us to BMS.

RP Holdings Articles
We are the sole owner of the RP Holdings Class A ordinary shares, which have the sole voting power in RP Holdings (subject to certain exceptions as described herein), and as a result we have the right to appoint the board of directors of RP Holdings and therefore control the business and affairs of RP Holdings, and through RP Holdings and its subsidiaries, including RPI, conduct our business. The board of directors of RP Holdings determines when dividends will be paid to the shareholders of RP Holdings and the amount of any such dividends (subject to the requirements with respect to the dividends paid to EPA Holdings in respect of its RP Holdings Class C Special Interest for the purpose of tax distributions as described above). If RP Holdings pays a dividend, such dividend will be paid to us and the Continuing Investors Partnerships, pro rata and pari passu in accordance with our respective ownership of RP Holdings Class A ordinary shares and RP Holdings Class B Interests. As holder of the RP Holdings Class A ordinary shares, we also have the ability to direct the board of directors of RP Holdings to recommend dividends in accordance with the terms of the RP Holdings Articles to the extent lawful.
Registration Rights Agreements
Certain of our shareholders, including M. Germano Giuliani, were provided with unlimited piggyback and twice annual demand registration rights and our directors and named executive officers were provided with unlimited piggyback registration rights subject to customary limitations and restrictions.
Exchange Agreement
Continuing International Investors Partnership and Continuing US Investors Partnership will, upon instruction of any of their partners from time to time, distribute the RP Holdings Class B Interests held on behalf of such partner that are subject to such instruction which will then be exchanged for our Class A ordinary shares.
Director Appointment Agreement
We have entered into an agreement (the “Director Appointment Agreement”) with M. Germano Giuliani. The terms of the Director Appointment Agreement generally provide that if and so long as (a) the ordinary shares of the Company owned by M. Germano Giuliani and his affiliates represent at least 5% of the outstanding ordinary shares (on an aggregate basis treating the Class A ordinary shares and Class B ordinary shares of the Company as a single class) and (b) M. Germano Giuliani maintains voting control over at least 5% of the outstanding ordinary shares (on an aggregate basis treating the Class A ordinary shares and Class B ordinary shares of the Company as a single class), then M. Germano Giuliani, subject to the approval of our nominating and corporate governance committee and applicable law, will be re-nominated as part of the Company’s slate of directors at its next two annual meetings following this offering. Such nomination commitment is subject to M. Germano Giuliani’s agreement, on behalf of himself and his controlled affiliates, that for so long as he serves on the board of directors, he will (i) vote all ordinary shares of the Company owned or controlled by him and his affiliates in favor of the Company’s slate of directors, (ii) comply with customary public company standstill provisions and (iii) refrain from making transfers of ordinary shares of the Company to any purchaser who, following such transfer, would own 5% or more of the outstanding ordinary shares of the Company.
Mr. Giuliani serves as a member of our board of directors.
MSCI Cooperation Agreement
Henry Fernandez, our lead independent director, is a director and Chairman of the Board of MSCI. In April 2021, we entered into a cooperation agreement with MSCI, pursuant to which we will assist MSCI in MSCI’s construction of life sciences index products in exchange for a share of MSCI’s revenues from those products.
Employment Arrangement with an Immediate Family Member of our Lead Independent Director
Henri Fernandez, the son of Henry Fernandez, our lead independent director, became employed by the Manager as a Senior Analyst, Investments on March 1, 2021 at a base salary of $120,750 and was previously employed by Pharmakon Advisors. See “—Pharmakon Advisors.” Mr. Henri Fernandez’s compensation will be based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions who are not related to the lead independent director of our board of directors. Mr. Henri Fernandez is also eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who were not related to the lead independent director of our board of directors.
Indemnification of Directors and Officers
We generally will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis: any director or officer, any director or officer who is or was serving at our request as a director, officer, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person, any person who is a director or a person performing similar functions and any person the board of directors in its sole discretion designates as an indemnitee, which includes the members of the board of directors of RP Holdings. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct, subject to the limitations set forth in the following paragraph. We have also agreed to provide this indemnification for criminal proceedings, subject to the limitations set forth in the following paragraph. Any indemnification under these provisions will only be out of our assets.
The U.K. Companies Act renders void an indemnity for a director against any liability that would otherwise attach to that director in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director. Furthermore, any provision that purports to oblige a company to indemnify (directly or indirectly) a director of that company or an associated company from any liability that would otherwise attach to that director in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void other than with respect to certain permitted indemnity obligations in connection with the provision of insurances, qualifying third party indemnities and qualifying pension scheme indemnities.
We may also purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities.
In addition, we have entered into indemnification agreements with each of our directors. The indemnification agreements provide our directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by law. We will also indemnify such persons to the extent they serve at our request as directors, officers, employees or other agents of any other entity, to the fullest extent permitted by law.

PROPOSAL 2 - VOTE ON A NON-BINDING ADVISORY BASIS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
We urge shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail our executive compensation policies and procedures as well as the Summary Compensation Table for the year ended December 31, 2020, and other related compensation tables and narrative discussions, which provide detailed information of the compensation of our named executive officers.
Each of our named executive officers is compensated for his services to us by the Manager and does not receive any compensation directly from us. We do not reimburse the Manager or any of its affiliates for the compensation of any of our named executive officers and do not make any decisions regarding the amount or nature of this compensation. For a description of our obligations to pay the Operating and Personnel Payment to the Manager under the Management Agreement, please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.” The Management Agreement was approved by our board of directors prior to our IPO and may only be terminated for Cause (as defined above).
Our management development and compensation committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement help position us for long-term success.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Please note that this vote is advisory and non-binding on us, our board of directors or the management development and compensation committee. This non-binding vote is not meant to address any particular element of our executives’ compensation arrangements. Our board of directors believes that approving named executive officer compensation is advisable and in the best interests of Royalty Pharma and our shareholders.
The board of directors recommends that shareholders vote “FOR” the approval of named executive officer compensation.

PROPOSAL 3 - VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules of the SEC, we are providing our shareholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers. This non-binding advisory vote must be submitted to shareholders at least once every six years.
You have four choices for voting on this proposal. You can choose whether future non-binding advisory votes on the compensation of our named executive officers should be conducted every “1 Year,” “2 Years” or “3 Years.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by shareholders on this matter at the meeting will be deemed to be the preferred frequency option of our shareholders.
After careful consideration, our board of directors recommends that future non-binding advisory votes on compensation of our named executive officers be held every year. We believe an annual advisory vote is consistent with best corporate governance practices and therefore, we recommend shareholders vote to hold the say-on-pay vote every year. We believe an annual vote promotes accountability and transparency.
Shareholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, shareholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers by selecting “1 Year,” “2 Years” or “3 Years.” Shareholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.
Recommendation and Required Vote
The option receiving the greatest number of votes will be considered the frequency recommended by our shareholders. Please note that this vote is advisory and not binding on us or the board of directors in any way. Our board of directors believes that approving an annual advisory vote on executive compensation is advisable and in the best interests of Royalty Pharma and our shareholders.
The board of directors recommends to hold future non-binding advisory votes on the compensation of our named executive officers every year.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The following Compensation Discussion and Analysis (“CD&A”) provides a description of the compensation provided to our named executive officers by the Manager. Each of our named executive officers is compensated for his services to us by the Manager and does not receive any compensation directly from us. We do not reimburse the Manager or any of its affiliates for the compensation of any of our named executive officers and do not make any decisions regarding the amount or nature of this compensation. For a description of our obligations to pay the Operating and Personnel Payment to the Manager under the Management Agreement, please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.” This CD&A focuses on the following officers of Royalty Pharma and the Manager that we consider as our named executive officers:
•	Pablo Legorreta, our Chairman of the Board and Chief Executive Officer;
•	Terrance Coyne, our Executive Vice President & Chief Financial Officer;
•	Christopher Hite, our Executive Vice President & Vice Chairman;
•	George Lloyd, our Executive Vice President, Investments & General Counsel; and
•	James Reddoch; our Executive Vice President, Co-Head of Research & Investments & Chief Scientific Officer.
In accordance with our Management Agreement, each of our named executive officers devotes a substantial portion of his time to us, although none of them provides services exclusively to us.
Elements of Compensation
Management Fee
As the sole member of the Manager, Mr. Legorreta is entitled to a share of the Manager’s profits less expenses. The Manager’s revenues for 2020 and 2019 include the management fee paid by us under the Management Agreement with the Manager.
Base Salary
The Manager pays each of our named executive officers other than Mr. Legorreta a base salary.
Annual Bonus
Each of our named executive officers other than Mr. Legorreta participates in the Manager’s annual cash bonus plan, which provides each participant with an annual cash bonus opportunity in an amount to be determined by Mr. Legorreta in his sole discretion.
Equity Performance Awards
During 2020, all of our named executive officers were granted an allocation of Equity Performance Awards which represent a percentage interest in the Net Economic Profits to be realized on royalties acquired by RP Holdings in respect of investments made after the Exchange Date. We refer to these grants as “Equity Performance Awards.” We consider these awards to have a zero fair value as of the date of grant.
The Equity Performance Awards are structured on a portfolio-by-portfolio basis, with portfolios based on two-year periods, to mitigate the risk that Equity Performance Awards are paid on a profitable investment even though, in the aggregate, the investments made over a two-year period are not profitable. Accordingly, the Manager believes that each grant of an Equity Performance Award to an executive officer aligns the interests of the officer with those of our shareholders by closely aligning the officer’s compensation with the long-term performance of our business. See “Certain Relationships and Related Party Transactions—Equity Performance Awards.”

Conversion of Performance Awards into Limited Partnership Interests Exchangeable for Class A Ordinary Shares
During 2019, all of our named executive officers (other than Mr. Hite, who joined the Manager in March 2020) were granted beneficial interests in the carried interest held by Pharmaceutical Investors, LP in royalties acquired by Old RPI in 2019. We referred to these grants of beneficial interests in this carried interest as “Performance Awards.” We considered these awards to have a zero fair value as of the date of grant.
Each Performance Award represented a percentage interest in the net profits realized by Old RPI or RPI on acquisitions of royalties. The actual amount of any carried interest distributions to any named executive holder was thus a function of the profitability of the royalties we acquired. Accordingly, the Manager believes that each grant of a Performance Award to an executive officer aligns the interests of the officer with those of our shareholders by closely aligning the officer’s compensation with the long-term performance of our business.
Distributions in respect of a Performance Award are determined on the basis of the award’s percentage participation in the net profits realized on an acquired royalty. The percentage participation of each named executive officer under a Performance Award with respect to each royalty acquisition varies from time to time and from acquisition to acquisition based on many factors, including the named executive officer’s contribution to the royalty acquisition transaction.
In February 2020, in connection with the Exchange Offer Transactions, Pharmaceutical Investors, L.P. contributed all of its carried interest in Old RPI to the Continuing US Investors Partnership in exchange for limited partnership interests in that entity. As a result of this exchange, each of the Performance Awards held by our named executive officers was converted into limited partnership interests in the Continuing US Investors Partnership. Because limited partnership interests in the Continuing US Investors Partnership are exchangeable into our Class A ordinary shares, we believe this change has further served to align the interests of our named executive officers with those of our shareholders.
Mr. Legorreta has agreed with the Company to retain and not sell before February 2025, 80% of the limited partnership interests resulting from the exchange of Performance Awards as described above. Our board of directors has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Messrs. Coyne, Lloyd and Reddoch have agreed with the Manager to retain and not sell before February 2025 80% of the limited partnership interests resulting from the exchange of Performance Awards as described above. Our Manager has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship.
Role of Compensation Consultant
We did not engage a compensation consultant with respect to compensation of our named executive officers in 2020. We do not benchmark or set the compensation of our named executive officers by reference to the compensation of a peer group.
Management Development and Compensation Committee Report
The management development and compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the management development and compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020. This report is provided by the following independent directors, who comprise the management development and compensation committee.
William Ford (Chairman)
Bonnie Bassler
Errol De Souza
Gregory Norden

Summary Compensation Table
The following table provides summary information concerning the compensation awarded to, earned by or paid to each of our named executive officers for services rendered in all capacities during the last two fiscal years during which such individuals were named executive officers.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Pablo Legorreta Chief Executive Officer	2020	—	—	55,674,558	55,674,558
	2019	—	—	28,545,792	28,545,792
Terrance Coyne Executive Vice President & Chief Financial Officer	2020	895,000	2,500,000	—	3,395,000
	2019	425,625	1,500,000	—	1,925,625
Christopher Hite(5) Executive Vice President & Vice Chairman	2020	776,923	2,500,000	367,788	3,644,711
	2019	—	—	—	—
George Lloyd Executive Vice President, Investments & General Counsel	2020	895,000	2,500,000	—	3,395,000
	2019	682,500	1,500,000	—	2,182,500
James Reddoch, Ph.D. Executive Vice President, Research and Investments & Chief Scientific Officer	2020	895,000	2,500,000	—	3,395,000
	2019	682,500	1,400,000	—	2,082,500
(1)	Reflects salary paid by the Manager to each named executive officer for services.
(2)	Reflects bonuses paid by the Manager under the Manager’s discretionary annual cash bonus program for services.
(3)
Reflects, in Mr. Legorreta’s case, earnings as sole member of the Manager from payment of the management fee from Royalty Pharma to the Manager after deduction of the Manager’s expenses. For Messrs. Coyne and Reddoch, excludes cash final payments for the buyout of certain phantom carried interest allocations in certain Portfolios of Pharmaceutical Investors, LP. in the following amounts: for Mr. Coyne, $719,460, and for Mr. Reddoch, $853,469. For Mr. Hite, reflects earnings in cash that represent distributions Mr. Hite would have received if his limited partnership interests in the Continuing US Investors Partnership had been vested on the date of such distributions.

(4)
Each of our named executive officers received Equity Performance Awards in 2020. Each Equity Performance Award amounted to an allocation in the Net Economic Profits to be realized on royalties acquired by RP Holdings. We consider these awards to have a fair value of zero on the date of grant and consequently we have not included any amount of compensation for awards granted in this Summary Compensation Table disclosure.

(5)	Mr. Hite joined the Manager in March 2020 and performed no services for Royalty Pharma or the Manager in 2019.
Grants of Plan-Based Awards
The Manager did not make any grants of cash incentive plan awards in 2020 or 2019. Equity Performance Awards were granted to our named executive officers in 2020, but we consider these awards to have a fair value of zero as of the date of grant.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the market value of Equity Performance Awards held by each of our named executive officers as of December 31, 2020.
Equity Performance Awards
Name	Market Value of Securities Underlying Outstanding Equity Performance Awards(1) ($)
Pablo Legorreta	51,529,883
Terrance Coyne	8,799,126
Christopher Hite	8,799,126
George Lloyd	8,799,126
James Reddoch, Ph.D.	8,799,126
(1)	Represents an estimate of the aggregate net present value as of December 31, 2020 of each named executive officer’s Equity Performance Awards as described under “Equity Performance Awards.”

Potential Payments upon Termination or Change in Control
The Manager maintains a separation pay plan that provides for an unspecified amount of separation pay upon a qualifying termination of employment, such as in connection with a reduction of force, job elimination or voluntary acceptance of a Manager-initiated termination. Each of the named executive officers would be eligible to participate in this benefit in the absence of an individual employment or separation pay agreement.
Non-Competition and Non-Solicitation Agreements
Each of our named executive officers is party to a non-competition and non-solicitation agreement with the Manager under which he has agreed that for 18 months following termination of employment for any reason, he will not compete with the Manager or solicit the services of any person who is then an employee of Royalty Pharma or solicit any investor or potential investor in Royalty Pharma.
Management Agreement
We have entered into the Management Agreement with the Manager pursuant to which the Manager will receive a separate Operating and Personnel Payment for its provision of advisory and management services to our royalty business. To the extent that the Manager outsources any of its functions we will pay the fees associated with such functions on a direct basis without profit to the Manager. See “Certain Relationships and Related Party Transactions—Management Agreement.”
Indemnification Agreements
We and the Manager, as applicable, have entered into indemnification agreements (or deed poll indemnities) with or as to each of the named executive officers and the Manager’s other officers and directors, as well as with individuals serving as directors or officers of the Manager’s subsidiaries, providing for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. See “Certain Relationships and Related Party Transactions—Indemnification of Directors and Officers.”

Independent Director Equity Incentive Plan
We maintain our 2020 Independent Director Equity Incentive Plan (the “2020 EIP”) in order to motivate and reward our independent directors to further the best interests of the Company and its shareholders.
Eligibility, Awards and Administration
The 2020 EIP provides for the grant of the following types of awards to independent directors of the Company: (i) market value options; (ii) share appreciation rights; (iii) restricted stock / restricted stock unit awards; (iv) performance awards (awards subject to performance conditions) and (v) other share-based awards.
For purposes of the 2020 EIP, a director is considered independent if he or she (i) is not a full- or part-time officer or employee of the Company, the Manager or any affiliate or subsidiary of either; (ii) is “independent” for purposes service on the Board within the meaning of the listing rules of Nasdaq; and (iii) was not appointed to the Board by the exercise of a power of appointment by a shareholder of the Company.
Subject to the terms of the 2020 EIP, awards can be granted in respect of our Class A ordinary shares, American Depositary Shares (“ADSs”), cash or a combination thereof. References in this section to our Class A ordinary shares will be deemed references to ADSs, as applicable.
The 2020 EIP is administered by the management development and compensation committee unless the management development and compensation committee designates one or more directors as a subcommittee who may act for the management development and compensation committee if necessary. The board of directors may also choose to administer the 2020 EIP itself.
Limitation on Awards
Subject to adjustment, the aggregate number of shares available for issuance under the 2020 EIP will not exceed 800,000 Class A ordinary shares.
Share Options
Nonstatutory share options may be granted under the 2020 EIP pursuant to stock option agreements adopted by the management development and compensation committee. The committee determines the exercise price for a share option, within the terms and conditions of the 2020 EIP, provided that the exercise price of a share option cannot be less than the fair market value of our Class A ordinary shares on the date of grant. Share options vest at the rate specified by the committee. The committee determines the term of share options granted under the 2020 EIP, up to a maximum of 10 years. The committee shall also determine the time or times at which a share option may be exercised in whole or in part, the methods by which, and the forms in which payment of the exercise price with respect to share options may be made or deemed to have been made, including cash, Class A ordinary shares, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, with any such payment having a fair market value on the exercise date equal to the relevant exercise price.
Share Appreciation Rights
Share Appreciation Rights (“SARs”) may be granted under the 2020 EIP pursuant to SAR agreements adopted by the management development and compensation committee, either alone or in connection with other awards granted under the plan. The exercise price per Class A ordinary share under a SAR shall be determined by the committee, but will not be less than the fair market value of a Class A ordinary share on the date of grant. The term of each SAR shall be fixed by the committee but shall not exceed 10 years from the date of grant. The committee shall also determine the time or times at which a SAR may be exercised or settled in whole or in part.
Upon the exercise of a SAR, the Company shall pay to the recipient an amount equal to the number of Class A ordinary shares subject to the SAR multiplied by the excess, if any, of the per-share fair market value of such shares on the exercise date over the exercise price of such SAR. The Company shall pay such excess in cash, in Class A ordinary shares valued at fair market value, or any combination thereof, as determined by the management development and compensation committee.

Restricted Share and Restricted Share Units
Awards of restricted shares and restricted share units or “RSUs” may be granted under the 2020 EIP pursuant to a restricted share or RSU agreement adopted by the management development and compensation committee. The committee shall determine the vesting schedule, whether any award of restricted shares or RSUs is entitled to dividends or dividend equivalents, voting rights or any other rights. With respect to RSUs, the committee shall determine the delivery schedule and the form or forms (including cash, shares or other property) in which payment may be made.
Independent Director Performance Awards
Performance awards may be granted under the 2020 EIP and may be denominated as a cash amount, a number of shares or a combination thereof. Performance awards may be earned upon achievement or satisfaction of performance conditions specified by the management development and compensation committee. The committee may specify that any other type of award shall constitute a performance award by conditioning the right to exercise the award or have it settled, and the timing thereof, upon achievement or satisfaction of performance conditions. The committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the 2020 EIP, the committee may determine the length of any performance period, the goals to be achieved during any such period, the amount of any performance award and the amount of any payment or transfer to be made based on satisfaction of such goals. A performance award relating to shares shall not provide for the payment of any dividend (or dividend equivalent) with respect to those shares prior to the time at which such award (or a portion thereof), is earned.
Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the management development and compensation committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the committee may modify the minimum acceptable level of achievement, in whole or in part, as the committee deems appropriate and equitable. Performance objectives may be adjusted for material items not originally contemplated in establishing the performance target for items resulting from discontinued operations, extraordinary gains and losses, the effect of changes in accounting standards or principles, acquisitions or divestitures, changes in tax rules or regulations, capital transactions, restructuring, nonrecurring gains or losses or unusual items. Performance measures may vary from award to award, and from participant to participant, and may be established on a stand-alone basis, in tandem or in the alternative. The committee shall have the power to impose such other restrictions on awards as it may deem necessary or appropriate to ensure that such awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
Other Share-Based Awards
The management development and compensation committee is authorized, subject to limitations under applicable law, to grant such other awards under the 2020 EIP that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our Class A ordinary shares or factors that may influence the value of such shares. The committee shall determine the terms and conditions of such Awards.
Leavers
Unvested awards will usually lapse on termination of service (including voluntary departure) save for potentially different good leaver treatment. The effect of a participant’s termination of service on outstanding awards, including whether the awards may be exercised, settled, vested, paid or forfeited, will be determined by the management development and compensation committee and may be set forth in the participant’s award agreement.

Certain Transactions
In the event of certain corporate transactions, including a change of control, the management development and compensation committee may determine the appropriate treatment of an award, which may include (but is not limited to) it vesting in full, being settled in cash or being varied or replaced so as to relate to other assets (including shares in another company).
The number and type of securities subject to award and any exercise price may also be adjusted for various events that may affect the value of ordinary shares or ADSs and for changes in applicable laws, regulations or accounting principles.
Amendment and Termination
The board of directors may amend, alter, suspend, discontinue or terminate the 2020 EIP or any portion thereof at any time, subject to shareholder approval where required by applicable law or the rules of the stock market or exchange, if any, on which the shares are principally quoted or traded.
However, no such action by the board of directors that would materially adversely affect participants’ rights under an outstanding award may be taken without such participants’ consent, except to the extent that such action is made to cause the 2020 EIP to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or to impose any recoupment provisions on any awards in accordance with the 2020 EIP.
No award may be granted under the 2020 EIP after the earliest to occur of: (i) the tenth anniversary of the effective date of the 2020 EIP; provided that to the extent permitted by the listing rules of any stock exchange on which we are listed, such ten-year term may be extended indefinitely so long as the maximum number of shares available for issuance under the 2020 EIP have not been issued; (ii) the maximum number of shares available for issuance under the 2020 EIP have been issued; and (iii) the termination of the 2020 EIP by our board of directors.

CEO PAY RATIO
We are providing the following information regarding the relationship between the annual total compensation of the median employee of the Manager and the annual total compensation of our Chief Executive Officer, Mr. Legorreta. We have selected December 31 of each fiscal year as the determination date for the calculation of the CEO pay ratio. Our methodology for identifying the median employee of the Manager for the 2020 determination date (December 31, 2020) included the following:
•
We collected total compensation information for 2020 from our payroll register for all employees of the Manager. Total compensation generally included an employee’s gross income, including wages, bonuses and other cash incentives.

•	We annualized total compensation for our new and mid-year hires and for those employees on unpaid leave for any period of time during the respective measurement period.
•
We then sorted the total compensation for each employee (excluding our Chief Executive Officer) from lowest to highest and identified the employee who was paid the median 2020 annual total compensation amount.

Our analysis determined that the median employee of the Manager earned $360,000 in total compensation for 2020, determined utilizing the same methodology used to determine compensation paid to our Chief Executive Officer in 2020 for purposes of the Summary Compensation Table. Our Chief Executive Officer, Mr. Legorreta’s total compensation value as disclosed in the Summary Compensation Table for 2020, was $55,674,558. Our ratio of Chief Executive Officer to median employee pay was 155 to 1.
As the SEC rules allow for companies to adopt a wide range of methodologies to calculate their CEO pay ratio, the estimated ratio should not be used as a basis for comparison to that of other companies.

REPORT OF THE AUDIT COMMITTEE
In accordance with its charter, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The audit committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.
In discharging its oversight responsibility, the audit committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the independent registered public accounting firm’s report on those financial statements, with management and with Ernst & Young, the Company’s independent registered public accounting firm. Management represented to the audit committee that the Company’s financial statements in our Annual Report on Form 10-K were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The audit committee has discussed with Ernst & Young the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
As part of its responsibilities for oversight of risk management, the audit committee reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas.
The audit committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Consistent with its charter, the audit committee has evaluated Ernst & Young’s qualifications, performance, and independence, including that of the lead audit partner. The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee, and has discussed with Ernst & Young, its independence from the Company.
Based on the review and discussions described above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.
AUDIT COMMITTEE
Gregory Norden (Chairman)
Catherine Engelbert
Henry Fernandez

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although the appointment of Ernst & Young does not require ratification, the board of directors has directed that the appointment of Ernst & Young be submitted to shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Fees Paid to Independent Registered Public Accounting Firm
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, Ernst & Young will periodically rotate the individuals who are responsible for our audit. The following table shows the fees for professional services rendered by Ernst & Young for each of the fiscal years ended December 31, 2020 and 2019:
	2020	2019
Audit Fees(1)	$2,460,000	$997,331
Audit Related Fees(2)	$242,000	—
Tax Fees(3)	$236,240	$131,928
Other Fees(4)	$1,530,729	$210,501
Total Fees	$4,468,969	$1,339,759
(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; consents and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board.

(2)	“Audit-related fees” includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state and international income tax matters.

(4)	“Other fees” includes fees for services other than the services reported in audit fees, audit-related fees and tax fees.
Audit Committee Pre-Approval Policies for Audit and Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.

Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our board of directors believes that the ratification of the selection of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2021, is advisable and in the best interests of Royalty Pharma and our shareholders. Please note that this vote is advisory and not binding on us or the board of directors in any way. If Ernst & Young is not ratified by our shareholders, the audit committee will review its future selection of Ernst & Young as our independent registered public accounting firm. Even if the auditor is ratified, the audit committee may decide to change auditors.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL 5 - VOTE TO RECEIVE U.K ANNUAL REPORT AND ACCOUNTS
Under the U.K. Companies Act, we are required to present the U.K. Annual Report and Accounts at a meeting of shareholders, which include the U.K. statutory audited annual accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2020 and we are providing our shareholders at the Annual Meeting an opportunity to receive the U.K. Annual Report and Accounts. The U.K. Annual Report and Accounts will be delivered to the Registrar of Companies in the U.K. following the Annual Meeting.
We will also provide our shareholders an opportunity at the Annual Meeting to ask relevant questions of the representative of Ernst & Young in attendance at the Annual Meeting.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our board of directors believes that receiving our U.K. Annual Report and Accounts is advisable and in the best interests of Royalty Pharma and our shareholders.
The board of directors recommends that shareholders vote “FOR” the advisory approval to receive the U.K. Annual Report and Accounts for fiscal year ended December 31, 2020.

PROPOSAL 6 - VOTE TO APPROVE THE U.K. DIRECTORS’ REMUNERATION POLICY
Pursuant to the U.K. Companies Act, we are required to obtain binding shareholder approval of our U.K. Directors’ Remuneration Policy and we are therefore seeking, for the first time, such binding approval at the Annual Meeting. We are required subsequently, pursuant to the U.K. Companies Act, to seek re-approval for the U.K. Directors’ Remuneration Policy at least every three years.
We are asking shareholders to approve our prospective U.K. Directors’ Remuneration Policy, which is set out in the U.K. Annual Report and Accounts. The U.K. Directors’ Remuneration Policy describes our forward-looking policy on directors' remuneration, including the components of the remuneration of our directors. We believe that our directors' remuneration policy will serve to attract, motivate and retain directors who are important to our long-term success.
In accordance with the U.K. Companies Act, the U.K. Directors’ Remuneration Policy has been approved by and signed on behalf of the board of directors. We encourage shareholders to read the U.K. Directors’ Remuneration Policy.
If the U.K. Directors’ Remuneration Policy is approved at the Annual Meeting, it will take effect immediately and will be valid for three financial years without the need for new shareholder approval, unless changes are proposed. All payments by us to our directors and former directors (in their capacity as directors) will be made in accordance with the U.K. Directors’ Remuneration Policy.
If the U.K. Directors’ Remuneration Policy is not approved at the Annual Meeting, we will incur additional expenses to comply with English law as we will be required to hold additional shareholder meetings until the policy is approved. In addition, if the U.K. Directors’ Remuneration Policy is not approved, we may not be able to pay expected compensation to our directors which could materially harm our ability to retain directors.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our board of directors believes that the adoption of the ordinary resolution approving the U.K Directors’ Remuneration Policy is advisable and in the best interests of Royalty Pharma and our shareholders.
The board of directors recommends that shareholders vote “FOR” the approval of the U.K. Directors’ Remuneration Policy as contained in the U.K. Directors’ Remuneration Report.

PROPOSAL 7 - VOTE ON A NON-BINDING ADVISORY BASIS TO APPROVE THE U.K. DIRECTORS’ REMUNERATION REPORT (EXCLUDING THE U.K. DIRECTORS’ REMUNERATION POLICY)
In accordance with U.K. Companies Act, we are required to seek an annual non-binding advisory vote from our shareholders to approve the U.K. Directors' Remuneration Report (other than the U.K. Directors’ Remuneration Policy which is being put to shareholders for a binding vote at the 2021 Annual Meeting), and we are therefore seeking, for the first time, shareholders approval, on an advisory basis, of the U.K. Directors’ Remuneration Report. The report sets out the remuneration that has been paid to each person who has served as a director at any time during the fiscal year ended December 31, 2020.
We encourage shareholders to read the U.K. Directors’ Remuneration Report, which can be found in our U.K. Annual Report and Accounts.
As this vote is advisory and not binding, a vote against this proposal will not overrule any decisions made by our board of directors or our management development and compensation committee, or require our board of directors or our management development and compensation committee to take any action with respect to the remuneration decisions set out therein. However, our management development and compensation committee will take into account the outcome of the vote when considering future compensation decisions.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Please note that this vote is advisory and not binding on us, our board of directors or the management development and compensation committee in any way. Our board of directors believes that the adoption of the ordinary resolution approving the U.K. Directors’ Remuneration Report is advisable and in the best interests of Royalty Pharma and our shareholders.

The board of directors recommends that shareholders vote “FOR” the approval of the U.K. Directors’ Remuneration Report (excluding the U.K. Directors’ Remuneration Policy) for the fiscal year ended December 31, 2020.

PROPOSAL 8 - VOTE TO APPROVE RE-APPOINTMENT OF OUR U.K. STATUTORY AUDITOR
The statutory auditor of an English-incorporated company is responsible for conducting the statutory audit of such company's U.K. statutory accounts in accordance with the U.K. Companies Act.
Under the U.K. Companies Act, our U.K. statutory auditor must be appointed at each meeting at which the U.K. Annual Report and Accounts are presented to shareholders. Our current U.K. statutory auditor is Ernst & Young and our audit committee has approved their re-appointment to serve as our U.K. statutory auditor for 2021. We are asking shareholders to approve the re-appointment of Ernst & Young to hold office from the conclusion of the Annual Meeting until the conclusion of the next general meeting of shareholders at which the U.K. Annual Report and Accounts are presented to shareholders.
If the re-appointment of Ernst & Young as our U.K. statutory auditor is not approved at the Annual Meeting, the board of directors may appoint an auditor to fill the vacancy.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our board of directors believes, following a recommendation to this effect by our audit committee, that the re-appointment of Ernst & Young as our U.K. statutory auditor is advisable and in the best interests of Royalty Pharma and our shareholders.

The board of directors recommends that shareholders vote “FOR” the re-appointment of Ernst & Young as our U.K. statutory auditor to hold office until the conclusion of the next general meeting of shareholders at which the U.K. Annual Report and Accounts are presented to shareholders.

PROPOSAL 9 – VOTE TO AUTHORIZE THE BOARD OF DIRECTORS TO DETERMINE THE REMUNERATION OF OUR U.K. STATUTORY AUDITOR
Under the U.K. Companies Act, the remuneration of our U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting.
We are asking our shareholders to authorize our board of directors to determine the remuneration of Ernst & Young in its capacity as our U.K. statutory auditor under the U.K. Companies Act in accordance with applicable law.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our board of directors believes that authorizing them to determine the remuneration of Ernst & Young as our U.K. statutory auditor is advisable and in the best interests of Royalty Pharma and our shareholders.
The board of directors recommends that shareholders vote “FOR” authorizing them to determine our U.K. statutory auditor’s remuneration.

GENERAL INFORMATION
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the board of directors of Royalty Pharma plc for use at our 2021 Annual Meeting of Shareholders.
2021 Annual Meeting Date and Location
Royalty Pharma’s 2021 Annual Meeting which will start at 9:00 a.m., U.S. Eastern Daylight Time, will be our first Annual Meeting and will be a “hybrid” meeting, meaning that shareholders may attend in person at the offices of Davis Polk & Wardwell LLP at 450 Lexington Avenue, New York, New York, or online via a live webcast at www.virtualshareholdermeeting.com/RPRX2021. In light of guidance from the U.S. Centers for Disease Control and Prevention, we encourage shareholders to participate in the Annual Meeting virtually. References in this Proxy Statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.
Question and Answer Session
We have structured the virtual component of our Annual Meeting so that it provides shareholders with the same rights as if they were attending the meeting in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the meeting rules and procedures, which will be made available on the virtual meeting platform.
Delivery of Proxy Materials
These materials were first sent or made available to shareholders on, or about, April 29, 2021. If you previously chose to receive proxy material by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs, if any. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
If your shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the registered shareholder of record, and we are sending this Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use.
Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares at the in person meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the in person meeting. The 16-digit control number on your proxy card, Notice or voting instruction card will allow you to vote directly on the virtual meeting site. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.
Each registered shareholder will receive one copy of the Notice of Internet Availability per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice of Internet Availability to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “street-name” shareholders who receive multiple copies of the Notice of

Internet Availability at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares.
Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold shares on behalf of their beneficial owners may not give a proxy to Royalty Pharma plc to vote those shares with respect to any proposals other than Proposals 4, 5, 8 and 9, without specific voting instructions from such beneficial owners.
Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to Royalty Pharma plc or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.
Procedural Matters
You can vote at the Annual Meeting or any adjournment or postponement thereof if you are a shareholder of record or beneficial owner of our shares on April 13, 2021 (the “Record Date”). In addition, provisions under the Company’s Articles of Association allow shareholders of record as of 9:00 a.m., U.S. Eastern Daylight Time, on June 22, 2021, to vote at the Annual Meeting (the “CA Record Date”).
Beneficial owners must comply with the April 13, 2021 Record Date, as the CA Record Date only applies to shareholders of record. As of April 13, 2021, there were 392,857,300 Class A ordinary shares and 214,255,202 Class B ordinary shares outstanding. Each of our shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.
Voting Procedures
Registered shareholders: Registered shareholders may vote their shares in person, by phone, via the internet or by mail, as described below.
Beneficial owners whose shares are held in a brokerage account may vote by using the voting instruction form provided by the broker or by phone, the internet or in person as described below.
Beneficial owners whose shares are held by a bank, and who have the power to vote or to direct the voting of the shares, can vote using the proxy or voting information form provided by the bank or, if made available by the bank, by phone, the internet or in person as described below.
Beneficial owners whose shares are held in a trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares in accordance with the provisions of such arrangement.
A beneficial owner can vote at the in person meeting provided that he or she obtains a “legal proxy” from the person or entity holding the shares for him or her (typically a broker, bank or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its rights as a record holder to grant proxies or to vote at the in person Annual Meeting. Any person who is beneficially interested in shares held in the name of a depositary (or its nominee) and who completes a proxy card or otherwise votes at the Annual Meeting will, for the purposes of the Company’s Articles of Association, be doing so on behalf of the relevant depositary.
Vote by internet
Prior to the Annual Meeting - Shareholders of record and beneficial owners of our shares can vote via the internet 24 hours a day until 11:59 p.m., U.S. Eastern Daylight Time, on Wednesday, June 23, 2021.
Voting via the internet is permitted regardless of whether shareholders receive the Annual Meeting materials through the mail or via the internet. Instructions for voting are provided along with your notice, proxy card or voting instruction form. If you vote on the internet, please do not mail your proxy card if you received one (unless you intend for it to revoke your prior internet vote). Your internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
During the Annual Meeting - Shareholders of record and beneficial owners of our shares can vote via the internet during the Annual Meeting by visiting www.virtualshareholdermeeting.com/RPRX2021 and following the instructions provided along with your notice, proxy card or voting instruction form.
Vote by phone
Prior to the Annual Meeting – Shareholders of record can vote by phone. Instructions are provided along with your notice, proxy card or voting instruction form. If you vote by phone, do not mail your proxy card if you received one (unless you intend for it to revoke your prior vote submitted by phone). Your vote by phone will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Vote by mail
Prior to the Annual Meeting - If you received this Proxy Statement by mail, simply sign and date the enclosed proxy card or voting instruction form and mail it according to the instructions in your proxy materials. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.
Tabulation of Votes
Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections.
Quorum Requirements and Effect of Abstention and Broker Non-Votes
There must be a quorum of at least two qualifying persons, present in person or by proxy, who together represent at least one-third of the voting rights attached to the shares entitled to vote, present for any business to be transacted at the Annual Meeting. A shareholder present in person, or by proxy, at the Annual Meeting, who abstains from voting on any or all proposals will be included in the determination of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. If less than a quorum is represented at the Annual Meeting, the meeting will be adjourned by the chair of the meeting, or as otherwise provided in our Articles of Association, to such other day and such other time and/or place as determined in accordance with our Articles of Association.
If you hold shares in “street name” through a broker, in some cases, your shares may be voted even if you do not provide your broker, bank or other nominee with voting instructions. At the Annual Meeting, a broker will not have discretionary authority to vote on any of the proposals in the absence of timely instructions from the beneficial owners, except for Proposal 4 (ordinary resolution to ratify our audit committee’s selection of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2021), Proposal 5 (ordinary resolution to receive our U.K. Annual Report and Accounts), Proposal 8 (ordinary resolution to re-appoint Ernst & Young as our U.K. statutory auditor under the U.K. Companies Act) and Proposal 9 (ordinary resolution to authorize our board of directors to determine our U.K. statutory auditor’s remuneration).
Revocation of Proxies
Shareholders of record may revoke their proxy at any time before it is voted at the Annual Meeting by either:
•	Submitting another timely, later-dated proxy by mail;
•	Delivering timely written notice of revocation in accordance with our Articles of Association; or
•
Voting during the Annual Meeting and voting in person or via the internet. If your shares are held beneficially in street-name, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

Annual Meeting Admission
Participation at the Annual Meeting is limited to (a) a beneficial owner on the Record Date; and/or (b) a shareholder of record as of 9:00 a.m., U.S. Eastern Daylight Time on the CA Record Date. Beneficial owners must comply with the April 13, 2021 Record Date, as the June 22, 2021 CA Record Date only applies to shareholders of record.
Registration begins at 8:00 a.m., U.S. Eastern Daylight Time, on June 24, 2021, and you will be asked to present a valid picture identification and proof of share ownership as of the Record Date or CA Record Date. If you hold shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the Record Date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m., U.S. Eastern Daylight Time, on June 23, 2021. If you plan to attend as a representative of a body corporate you must bring evidence of appointment to the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Cameras, recording devices and other electronic devices will not be permitted.
Although the “hybrid” meeting comprises an in person element, due to the public health impact of the COVID-19 pandemic, and to support the health and well-being of our shareholders, employees and communities, attendees will be expected to comply with important health and safety protocols as recommended by the U.S. Centers for Disease Control and Prevention, including: wearing an appropriate face covering at all times while on the meeting premises, hand washing and/or applying hand sanitizer upon arrival and practicing social distancing by maintaining at least a six-feet distance from other attendees.
You should not attend if you feel unwell or if you have been exposed to COVID-19. Any person in attendance who exhibits cold or flu-like symptoms or who has been exposed to COVID-19 may be asked to leave the premises for the protection of the other attendees. We reserve the right to take any additional precautionary measures deemed appropriate in relation to the meeting and access to meeting premises, and may ask attendees to leave the meeting if they are not following our procedures.
If it is determined that a change in the date, time or location of the Annual Meeting is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the SEC, and on the Investor Relations section of our website. Please check this website in advance of the meeting date if you are planning to attend in person.
The Annual Meeting will also be hosted live via the internet at www.virtualshareholdermeeting.com/RPRX2021. The site will be open beginning 15-minutes before the meeting. After accessing the internet site, shareholders will be permitted to vote and submit questions during the Annual Meeting. To be admitted access to the Annual Meeting, please use the 16-digit control number included with your proxy materials to enter the Annual Meeting website.
Announcement of the Voting Results
We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a current report on Form 8-K filed with the SEC shortly after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required under the U.K. Companies Act will be made available on our website at www.royaltypharma.com under “Investors - Corporate Governance” as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

ADDITIONAL INFORMATION
SOLICITATION OF PROXIES
The Proxy accompanying this Proxy Statement is solicited by our board of directors. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. We have retained Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 to distribute and solicit proxies. We will pay Morrow Sodali LLC a base fee not to exceed $22,000, plus reasonable expenses for these services. We will bear the cost of solicitations and the fees related to the solicitation of proxies.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our 2022 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our General Counsel at the address provided below no later than the close of business on December 30, 2021.
Our Articles of Association provide for an advance notice procedure outside of SEC Rule 14a-8 for shareholders who wish to nominate persons for election to the board of directors or a proposal of business. Should an eligible shareholder or shareholders desire to nominate a candidate for director or propose any other business at the 2022 Annual Meeting, such shareholder must give us timely written notice. As required under our Articles of Association, to be timely for the 2022 Annual Meeting, a shareholder’s notice of a Director nomination must be delivered to Royalty Pharma plc, c/o Company Secretary at The Pavilions, Bridgwater Road, Bristol, United Kingdom, BS13 8AE not earlier than the 120th day, no later than the 90th day before the anniversary of the date of the 2021 Annual Meeting. As a result, any nomination given by a shareholder pursuant to these provisions of our Articles of Association (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m., U.S. Eastern Standard Time) on February 24, 2022, and no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on March 26, 2022, unless our 2022 Annual Meeting date occurs more than 30 days before or 60 days after June 24, 2022. In that case, notice of the nomination must be received by Royalty Pharma plc, c/o Company Secretary at The Pavilions, Bridgwater Road, Bristol, United Kingdom, BS13 8AE not earlier than close of business on the 120th day before the 2022 Annual Meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2022 Annual Meeting, and (ii) if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of the Annual Meeting, the 10th day following the day on which Royalty Pharma first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above. The shareholder’s nomination must comply with applicable laws and our Articles of Association, which is available to shareholders free of charge upon request to our General Counsel at the address provided below. Our Articles of Association is also available on our website at www.royaltypharma.com.
In addition to SEC Rule 14a-8 and our Articles of Association, Section 338 of the U.K. Companies Act provides that (i) shareholders representing 5% or more of the total voting rights of all shareholders (excluding voting rights attached to any treasury shares) or (ii) 100 or more persons (being either (A) members who have a right to vote at the 2022 Annual Meeting and hold shares in Royalty Pharma plc on which there has been paid up an average sum, per shareholder, of at least £100 or (B) persons satisfying the requirements set out in Section 153(2) of the U.K. Companies Act) have the right to require us to give shareholders notice of a resolution which may properly be moved and is intended to be moved at the 2022 Annual Meeting. Such requests, made by the requisite number of shareholders, must be received by us not later than six weeks before the 2022 Annual Meeting or, if later, the date on which notice of the 2022 Annual Meeting is given. In addition, requests may be in hard copy form or in electronic form, must identify the resolution of which notice is to be given and must be authenticated by the person or persons making it. Requests are to be submitted to Royalty Pharma plc, c/o Company Secretary at The Pavilions, Bridgwater Road, Bristol, United Kingdom, BS13 8AE. Pursuant to Section 338 of the U.K. Companies Act, a resolution will not be moved if (i) it would, if passed, be ineffective (whether by reason of inconsistency with any enactment or our Articles of Association or otherwise); (ii) it is defamatory of any person; or (iii) it is frivolous or vexatious.

Notice of intention to submit a nomination or other proposal at the 2022 Annual Meeting and any request for a copy of our Articles of Association must be addressed to the General Counsel at Royalty Pharma plc, 110 East 59th Street, New York, New York, 10022, USA.
HOUSE HOLDING AND COMBINING ACCOUNTS
Each registered shareholder (those that own shares in their own name on the books of our transfer agent) will receive one copy each of this Proxy Statement per account, even if at the same address.
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and annual report to those shareholders. This process, which is commonly referred to as “house holding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize house holding, some intermediaries may be house holding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be house holding materials to your address, house holding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single Proxy Statement and annual report to multiple shareholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to: 110 East 59th Street, New York, New York, 10022, USA or fax a request to +1 (212) 883-2260 (USA). You may also submit a request by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. If you hold your shares through an intermediary that is utilizing house holding and you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.
WHERE YOU CAN FIND MORE INFORMATION
Our public internet site is www.royaltypharma.com. We make available free of charge, on our website at www.royaltypharma.com, under “Investors - Financial Information”, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for our audit committee, management development and compensation committee, and nominating and corporate governance committee. Copies of these charters and our Corporate Governance Guidelines (which includes the lead independent director role) and Code of Business Conduct and Ethics governing our directors, officers and employees are also posted on our website under “Investors - Corporate Governance”. Copies of these documents may be requested in print, at no cost, by telephone at +1 (212) 883-0200 or by mail at Royalty Pharma plc, 110 East 59th Street, New York, New York, 10022, USA, Attention: Investor Relations. The information included on the website is not incorporated by reference into this Proxy Statement.
If you have any questions concerning the business to be conducted at the Annual Meeting or need assistance voting, please contact Morrow Sodali LLC, our proxy solicitor: by telephone toll-free at (800) 662-5200 for shareholders in the United States or at +1 (203) 561-6945 for banks and brokers, by email at RPRX@investor.morrowsodali.com or by mail at Morrow Sodali LLC, 509 Madison Avenue, Suite 1206, New York, New York 10022, USA.
By Order of the Board of Directors,

George Lloyd Executive Vice President, Investments & General Counsel
April 29, 2021

ROYALTY PHARMA

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RPRX2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions electronically up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
If you would like to attend the Annual General Meeting and vote in person, please review the requirements in the accompanying proxy statement.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47929-P55674

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROYALTY PHARMA PLC

The Board of Directors recommends a vote FOR the election of all the nominees for Director in Proposal 1 - Election of Directors, FOR Proposal 2, 1 YEAR on Proposal 3, and FOR Proposals 4 – 9.

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Pablo Legorreta	☐	☐	☐
1b. Henry Fernandez	☐	☐	☐
1c. Bonnie Bassler	☐	☐	☐
1d. Errol De Souza	☐	☐	☐
1e. Catherine Engelbert	☐	☐	☐
1f. William Ford	☐	☐	☐
1g. M. Germano Giuliani	☐	☐	☐
1h. Ted Love	☐	☐	☐
1i. Gregory Norden	☐	☐	☐
1j. Rory Riggs	☐	☐	☐
2. A non-binding advisory vote to approve executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. A non-binding advisory vote to approve the frequency of future votes on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D47930-P55674

ROYALTY PHARMA PLC
Annual General Meeting of Shareholders
June 24, 2021, 9:00 AM U.S. Eastern Daylight Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint each and any of Pablo Legorreta, Terrance Coyne and George Lloyd, as proxies, each with the power of substitution, and hereby authorize(s) each and any of them to represent and vote the ordinary shares of the undersigned with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Royalty Pharma PLC to be held at 9:00 AM (U.S. Eastern Daylight Time) on June 24, 2021 at the offices of Davis Polk & Wardwell LLP at 450 Lexington Avenue, New York, New York 10017 and via webcast at www.virtualshareholdermeeting.com/RPRX2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees for Director in Proposal 1 – Election of Directors, FOR Proposal 2, 1 YEAR on Proposal 3, and FOR Proposals 4, 5, 6, 7, 8 and 9.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side